Form 10-K, Exhibit 13
period 1996-02-29
GZA GEOENVIRONMENTAL TECHNOLOGIES INC
filed 1996-05-24
CIK 852004

                                                                    Exhibit 13.1



SUMMARY OF FINANCIAL INFORMATION

Years ended                                        2/29/96      2/28/95      2/28/94     2/28/93      2/29/92
- -------------------------------------------------------------------------------------------------------------
(In thousands except per share
amounts)

      STATEMENT OF OPERATIONS DATA:

Net revenues                                       $40,158      $40,995      $40,620     $37,641      $34,247

Income (loss) from continuing operations             1,250        1,222        2,420       1,567       (4,597)

Income (loss) from continuing operations
          before taxes                               1,283        1,272        2,718       1,770       (4,391)

Net income (loss) from continuing operations           798          822        1,672       1,091       (3,001)

Net income (loss) from discontinued operations         (99)      (2,216)           4        (151)        (104)

Net income (loss)                                      699       (1,394)       1,676         940       (3,105)

Net income (loss) per share from
          continuing operations                    $   .21      $   .22      $   .45     $   .29      $  (.81)

Net income (loss) per share from
          discontinued operations                  $  (.03)     $  (.59)          --     $  (.04)     $  (.03)

Net income (loss) per share                        $   .18      $  (.37)     $   .45     $   .25      $  (.84)

Weighted average shares outstanding                  3,857        3,780        3,732       3,714        3,714

Dividends per common share                              --           --           --          --           --

      BALANCE SHEET DATA:

Working capital                                    $18,175      $16,582      $17,745     $14,704      $12,864

Total assets                                        36,715       39,111       38,294      32,854       30,704

Long-term debt (less current portion)                1,860        2,730        3,409         790          150

Stockholders' equity                               $22,465      $21,685      $22,807     $20,837      $19,920



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following table sets forth, for the periods indicated, (i) the percentage which certain items in the consolidated statements of operations of the Company bear to net revenues, and (ii) the percentage increase (decrease) in the dollar amount of such items from year to year.

                                                                                                    Year-to-Year
                                                                   Percentage of Net                 Percentage,
                                                                        Revenues                 Increase (Decrease)
- ---------------------------------------------------------------------------------------------------------------------
                                                                       Year Ended                   Fiscal Years
- ---------------------------------------------------------------------------------------------------------------------
                                                           February   February     February     1996 vs.    1995 vs.
                                                           29, 1996   28, 1995     28, 1994       1995        1994
- ---------------------------------------------------------------------------------------------------------------------
Net revenues                                                 100%       100%          100%         (2)%         1%
Salaries and related costs                                    72         73            69          (3)          6
General and administrative expenses                           25         24            25          --          (1)
Income from continuing operations                              3          3             6           2         (50)
Other income (expense), net                                   --         --             1         (34)        (83)
Provision for income taxes                                     1          1             3           8         (57)
Net income from continuing operations                          2          2             4          (3)        (51)
Net income (loss) from discontinued operations                --         (5)           --          96          --
Net income (loss)                                              2         (3)            4         150        (183)


General
         The Company's gross revenue includes the cost of services and materials subcontracted to third parties and certain expenditures (e.g., for travel, telephone and reproduction charges) that, under the terms of the Company's contracts, are billed to clients, generally at an added charge, for reimbursement by the clients. Net revenues exclude the amount of such reimbursable costs and expenditures but include the corresponding added charges. Accordingly, the Company regards net revenues, which reflect services provided and revenues earned directly by the Company, as the primary measure of its business growth.
         Salaries and related costs include the cost of professional, clerical and administrative salaries and related costs such as taxes, insurance, performance-based bonuses and other fringe benefits. General and administrative expenses include costs of marketing, professional development and training, professional and general liability insurance, claims and legal proceedings, occupancy, depreciation, amortization and clerical and administrative overhead.
         In May 1995, the Company discontinued operations of its specialty construction business; accordingly, the financial statements have been reclassified and the prior years results have been restated to report separately the operating results of this business. The following discussion and analysis relates to the continuing operations of the Company. (See Note 11 of Notes to Consolidated Financial Statements).

Fiscal 1996 and 1995 Versus Prior Years

Net Revenues. The Company's net revenues decreased by approximately $837,000 (2.0%) in fiscal 1996 and increased by approximately $375,000 (0.9%) in fiscal 1995. The decrease in fiscal 1996 is attributable to decreases in volume and project profit margins of the Company's consulting and drilling businesses which were offset by increased volume and project profit margins for remediation activities. Net revenue growth for fiscal 1995 was attributable primarily to growth in the volume of the Company's consulting and drilling businesses which were offset by anticipated adjustments on certain long term contracts totaling approximately $211,000, lower project profit margins and decreased remediation activities.

Salaries and Related Costs. Salaries and related costs decreased by approximately $833,000 (2.8%) in fiscal 1996 and increased by approximately $1,637,000 (5.8%) in fiscal 1995. The decrease in fiscal 1996 reflects a reduction in the size of the Company's staff and decreased health insurance cost, which were offset, in part, by an increase in performance-based bonuses and increased workers' compensation insurance costs. The increase in fiscal 1995 is attributable primarily to an increase in the size of the Company's staff

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

and increased health insurance cost, which were offset, in part, by net reduction in workers' compensation insurance cost and performance-based bonuses.

General and Administrative Expenses. General and administrative expenses decreased by approximately $32,000 (0.3%) in fiscal 1996 and by approximately $64,000 (0.6%) in fiscal 1995. The decrease in 1996 reflects reductions in professional liability claims and related legal expenses, and reductions in business development and bad debt expenses which were offset, in part, by lower recoveries of business related expenses, higher occupancy cost, increased consulting fees, and increased general and professional liability insurance premiums. The decrease in fiscal 1995 reflects reductions in proposal and internal administrative project costs, lower occupancy cost from closing two offices in fiscal 1994, and reduction in employee relocation expenses which were offset, in part, by an increase in professional liability claims and related legal expenses, and higher bad debt expenses.

Other Income (Expense). Other income (expense) decreased by approximately $17,000 in fiscal year 1996 due in part to a net increase in borrowing cost of approximately $134,000 which was offset, in part, by a gain of approximately $151,000 on sale of securities.

Provision for Income Taxes. The provision for income taxes reflects effective tax rates for fiscal 1996, 1995 and 1994 of 38%, 35% and 38%, respectively. Differences from the 34% federal statutory rate resulted primarily from the combined effect of the addition of provisions for state taxes (net of federal tax benefit), tax-exempt interest income, and other non-deductible items.

Quarterly Fluctuations and Seasonality. The Company's results may fluctuate from quarter to quarter, due to factors such as weather, the timing of major contracts, the mix of projects on which the Company is engaged in, and the level of subcontracted services involved, the timing of additions to the Company's professional and support staff (who may require health and safety, technical and project management training and, therefore, initially bill to clients a lower percentage of their time) and the opening of new offices. The Company's first, second and third fiscal quarters have generally been more profitable than its fourth quarter. Operating results for any one fiscal quarter may not be indicative of the results that will be achieved in any subsequent quarter, or for the year.

Inflation. Management does not believe that inflation has had a significant effect on the results of its operations.

Future Operating Results. The volume of the Company's services will continue to be impacted by reduced federal and state government enviromental spending and change in enviromental regulations. In addition, the industry is experiencing a period of consolidation and the Company is experiencing increasing price competition from competitors as well as from the marketplace. These trends are expected to continue through the current fiscal year.

To offset the industry trends the Company is currently evaluating its cost structure, including consolidation of technical services and administrative activities to reduce overhead and is evaluating the contribution of all customer services provided by the Company. In addition, the Company is aggressively recruiting strategic hires, evaluating acqusition opportunities and geographic expansion, better focusing its marketing efforts and investing in a Company wide project management training program.

Liquidity and Capital Resources. Cash provided by operating activities was $387,000 in fiscal 1996 compared to $2,085,000 in fiscal 1995. The Company made capital expenditures of $929,000 in fiscal 1996 and $1,284,000 in fiscal 1995. The decrease in capital expenditures in fiscal 1996 reflects the Company's decision to discontinue operations in the specialty construction business. The Company has a Revolving Credit and Term Loan Agreement with Fleet Bank which provides for unsecured borrowings in the aggregate amount of $10,000,000. The facility consists of a revolving credit line of $5,500,000 and a term loan facility of $4,500,000. Revolving credit advances must be repaid or converted to a term loan on July 31, 1996. Term loans are amortized in equal monthly installments through July 31, 2000. Revolving credit advances bear interest at the bank's floating base rate (8.25% at February 29, 1996) or, at the Company's option, at LIBOR plus 200 basis points. Term loans bear interest at the bank's floating base rate or, at the Company's option, at a fixed rate equal to the bank's costs of funds plus 200 basis points. At February 29, 1996, the Company had borrowings of $990,000 under the revolving credit line and $2,659,000 in term loans.

The Company's cash and cash equivalents were $3,318,000 at the end of fiscal 1996 compared to $3,021,000 at the end of fiscal 1995. Short term investments were $2,752,000 at the end of fiscal 1996 compared to $2,033,000 at the end of fiscal 1995. These investments consist primarily of tax exempt municipal bonds, taxable U.S. Treasury Notes, and other bonds and commercial paper. Funding requirements for operations and for future growth are expected to be met from existing cash and investments and funds generated from operations. The Company believes that these sources will enable it to meet its cash requirements for at least the next twelve months.

REPORT OF INDEPENDENT ACCOUNTANTS



COOPERS & LYBRAND

To the Board of Directors and Stockholders of GZA GeoEnvironmental Technologies, Inc. and Affiliate

     We have audited the accompanying consolidated balance sheets of GZA GeoEnvironmental Technologies, Inc. and its subsidiaries and affiliate as of February 29, 1996 and February 28, 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended February 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GZA GeoEnvironmental Technologies, Inc. and its subsidiaries and affiliate as of February 29, 1996 and February 28, 1995 and the consolidated results of their operations and their cash flows for each of the three years in the period ended February 29, 1996 in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand

Boston, Massachusetts
May 6, 1996



CONSOLIDATED BALANCE SHEETS

February 29, 1996 and February 28, 1995                                         1996               1995
- ----------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:

       Cash and cash equivalents                                              $ 3,318,000      $ 3,021,000
       Restricted cash                                                                 --        1,900,000
       Available-for-sale securities                                            2,752,000        2,033,000
       Accounts receivable, net                                                15,655,000       15,572,000
       Due from affiliate                                                         676,000          687,000
       Costs and estimated earnings in excess of
           billings on uncompleted contracts                                    4,935,000        5,123,000
       Prepaid expenses and other current assets                                1,365,000        1,191,000
       Refundable income taxes                                                    138,000          493,000
       Deferred income taxes                                                      993,000          800,000
- ----------------------------------------------------------------------------------------------------------
                    Total current assets                                       29,832,000       30,820,000
Property and equipment, net                                                     5,690,000        5,938,000
Other assets, net                                                               1,193,000        2,121,000
Due from affiliate                                                                     --          232,000
- ----------------------------------------------------------------------------------------------------------
Total Assets                                                                 $36,715,000      $39,111,000
==========================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
       Notes payable                                                          $   990,000      $ 1,869,000
       Current portion of long-term debt                                          799,000          835,000
       Accounts payable, trade                                                  5,485,000        6,086,000
       Accrued payroll and expenses                                             4,383,000        5,448,000
- ----------------------------------------------------------------------------------------------------------
                    Total current liabilities                                  11,657,000       14,238,000
- ----------------------------------------------------------------------------------------------------------
Long-term debt, less current portion                                            1,860,000        2,730,000
- ----------------------------------------------------------------------------------------------------------
Deferred income taxes                                                             733,000          458,000
- ----------------------------------------------------------------------------------------------------------
Commitments and contingencies                                                          --               --

STOCKHOLDERS' EQUITY:
       Preferred stock, $.01 par value; authorized - 1,000,000 shares;
          none issued or outstanding                                                   --               --
       Common stock, $.01 par value; authorized - 14,000,000 shares;
          issued and outstanding - 3,865,610 shares at February 29, 1996
          and 3,824,544 shares at February 28, 1995                                39,000           38,000
       Capital in excess of par value                                          13,949,000       13,866,000
       Unrealized losses on available-for-sale securities                         (17,000)         (14,000)
       Retained earnings (includes $1,263,000 and $1,502,000 of retained earnings of the Company's consolidated affiliate at February
          29, 1996 and February 28, 1995, respectively)                         8,494,000        7,795,000
- ----------------------------------------------------------------------------------------------------------
                    Total stockholders' equity                                 22,465,000       21,685,000
- ----------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                    $36,715,000      $39,111,000
==========================================================================================================



The accompanying notes are an integral part of these consolidated financial statements.



CONSOLIDATED STATEMENTS OF OPERATIONS


For the Years Ended February 29, 1996, and February 28, 1995 and 1994                       1996            1995            1994
- ---------------------------------------------------------------------------------------------------------------------------------
Revenues                                                                                $69,825,000    $64,831,000    $59,415,000
Reimbursable expenses                                                                    29,667,000     23,836,000     18,795,000
- ---------------------------------------------------------------------------------------------------------------------------------
         Net revenues                                                                    40,158,000     40,995,000     40,620,000
Costs and expenses:
  Salaries and related costs                                                             28,918,000     29,751,000     28,114,000
  General and administrative expenses                                                     9,990,000     10,022,000     10,086,000
- ---------------------------------------------------------------------------------------------------------------------------------
         Income from continuing operations                                                1,250,000      1,222,000      2,420,000
- ---------------------------------------------------------------------------------------------------------------------------------
Other income (expense):
  Interest income                                                                           176,000        272,000        259,000
  Gain on sale of equipment                                                                    --           41,000         41,000
  Gain on insurance settlement                                                               16,000           --          209,000
  Gain on sale of other assets                                                              151,000           --             --
  Interest expense                                                                         (310,000)      (263,000)      (211,000)
- ---------------------------------------------------------------------------------------------------------------------------------
         Total other income                                                                  33,000         50,000        298,000
- ---------------------------------------------------------------------------------------------------------------------------------
         Income from continuing operations before provision for income taxes              1,283,000      1,272,000      2,718,000
Provision for income taxes                                                                  485,000        450,000      1,046,000
- ---------------------------------------------------------------------------------------------------------------------------------
      Net income from continuing operations                                             $   798,000    $   822,000    $ 1,672,000
Discontinued operations (Note 11):
  Income (loss) from discontinued operations, net of income tax                         $   (99,000)   $(2,216,000)   $     4,000
- ---------------------------------------------------------------------------------------------------------------------------------
  Net income (loss)                                                                     $   699,000    $(1,394,000)   $ 1,676,000
=================================================================================================================================
  Net income per share from continuing operations                                       $       .21    $       .22    $       .45
=================================================================================================================================
  Net (loss) per share from discontinued operations                                     $      (.03)   $      (.59)   $        --
=================================================================================================================================
  Net income (loss) per share                                                           $       .18    $      (.37)   $       .45
=================================================================================================================================
  Weighted average common and common equivalent shares outstanding                        3,857,000      3,780,000      3,732,000
=================================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.



CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


 For the Years Ended                 Common Stock                                                    Treasury Stock
                                ------------------------                                          ---------------------
 February 28, 1994 and 1995       Number of   Par Value   Capital in    Unrealized   Retained    Number       Cost        Total
 and February 29, 1996             Shares                 Excess of     Losses on    Earnings    of                    Stockholders'
                                                          Par Value     Available-               Shares                  Equity
                                                                        for-Sale
                                                                        Securities
- ------------------------------------------------------------------------------------------------------------------------------------
 Balance,

 February 28, 1993                3,716,008    $37,000    $13,319,000                $ 7,513,000     7,350   $(32,000) $20,837,000

   Issuance of common stock          46,831      1,000        261,000                                                      262,000

   Reissuance of treasury stock                                                                     (7,350)    32,000       32,000

   Net income                                                                          1,676,000                         1,676,000
- ------------------------------------------------------------------------------------------------------------------------------------
 Balance,

 February 28, 1994                3,762,839     38,000     13,580,000                  9,189,000        --         --   22,807,000

    Issuance of common stock         61,705         --        286,000                                                      286,000

    Change in unrealized losses
    on available-for-sale securities                                    $(14,000)                                          (14,000)

    Net loss                                                                          (1,394,000)                       (1,394,000)
- ------------------------------------------------------------------------------------------------------------------------------------
 Balance,

 February 28, 1995                3,824,544     38,000     13,866,000    (14,000)      7,795,000        --         --   21,685,000

   Issuance of common stock          41,066      1,000         83,000                                                       84,000

   Change in unrealized losses
   on available-for-sale securities                                       (3,000)                                           (3,000)

   Net income                                                                            699,000                           699,000
- ------------------------------------------------------------------------------------------------------------------------------------
 Balance,

 February 29, 1996                3,865,610    $39,000    $13,949,000   $(17,000)      8,494,000        --   $     --  $22,465,000
====================================================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS



For the Years Ended February 29, 1996, and February 28, 1995 and 1994          1996           1995          1994
- --------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income from continuing operations                                      $   798,000    $   822,000    $ 1,672,000
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:

     Discontinued operations                                                   (99,000)    (2,216,000)         4,000
     Depreciation and amortization                                           1,166,000      1,325,000      1,515,000
     Gain on sale of equipment                                                      --        (41,000)       (41,000)
     Gain on insurance settlement                                              (16,000)            --       (209,000)
     Gain on sale of other assets                                             (151,000)            --             --
     Provision for deferred income taxes                                        69,000        (184,000)      (66,000)
     Changes in assets and liabilities, net effects from businesses acquired:
          (Increase) decrease in accounts receivable                           (83,000)        370,000    (2,265,000)
          Decrease (increase) in costs and estimated earnings in excess of
               billings on uncompleted contracts                               188,000           2,000      (271,000)
          (Increase) decrease in prepaid expenses and other current assets    (174,000)        456,000      (548,000)
          Decrease (increase) in refundable income taxes                       355,000        (493,000)      203,000
          (Decrease) increase in accounts payable, trade                      (601,000)      2,181,000       390,000
          (Decrease) increase in accrued payroll and expenses               (1,065,000)        168,000       403,000
          (Decrease) increase in income taxes payable                               --        (305,000)      305,000
- --------------------------------------------------------------------------------------------------------------------
                  Net cash provided by operating activities                    387,000       2,085,000     1,092,000
- --------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
Decrease (increase) in restricted cash                                       1,900,000      (1,880,000)      (20,000)
(Increase) decrease in available-for-sale securities                          (709,000)      1,832,000       (67,000)
Proceeds from disposal of equipment                                             23,000          59,000       199,000
Proceeds from sale of securities                                               703,000              --            --
Cash proceeds from insurance settlement                                             --              --       266,000
Acquisition of property and equipment                                         (929,000)     (1,284,000)   (2,206,000)
Decrease (increase) in other assets                                            380,000         915,000      (366,000)
Decrease (increase) in due from affiliates                                     243,000        (919,000)           --
Acquisition of businesses, net of cash acquired                                     --              --      (878,000)
Decrease in other long-term liabilities                                             --              --       (67,000)
- --------------------------------------------------------------------------------------------------------------------
                  Net cash provided (used) by investing activities           1,611,000      (1,277,000)   (3,139,000)
- --------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
Net (repayments) borrowings of notes payable                                  (879,000)      1,050,000    (1,535,000)
Proceeds from issuance of long-term debt                                             -               -     3,863,000
Repayments of long-term debt                                                  (906,000)     (1,051,000)     (354,000)
Proceeds from issuance of common stock, net                                     84,000         286,000       262,000
Reissuance of treasury stock                                                         -               -        32,000
- --------------------------------------------------------------------------------------------------------------------
                  Net cash (used) provided by financing activities          (1,701,000)        285,000     2,268,000
- --------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                      297,000       1,093,000       221,000
Cash and cash equivalents at beginning of year                               3,021,000       1,928,000     1,707,000
- --------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                   $ 3,318,000    $  3,021,000   $ 1,928,000
- --------------------------------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information:
      Interest expense paid                                                $   310,000    $    263,000   $   211,000
      Income taxes (refunded) paid, net                                    $   (14,000)   $    984,000   $   962,000
====================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies
Basis of Presentation. The consolidated financial statements include the accounts of GZA GeoEnvironmental Technologies, Inc. ("the Company"), its wholly owned subsidiary GZA GeoEnvironmental, Inc. ("GZA"), GZA's wholly owned subsidiaries GZA Drilling, Inc., ("GZAD") and GZA Texas, Inc., ("Texas") and GZAD's wholly owned subsidiary Delta Geotechnical Services, Inc., the Company's wholly owned subsidiary GZA Remediation, Inc. and its wholly owned subsidiary Grover Enterprises, Inc., the Company's wholly owned subsidiary
GZA Securities Corporation, and the Company's affiliate, through common ownership and control, Goldberg-Zoino Associates of New York, P.C., doing business as GZA GeoEnvironmental of New York, P.C. ("GZANY"). All material intercompany transactions and balances have been eliminated.

Nature of the Business. The Company provides consulting services in geotechnical engineering, applied geosciences and related environmental disciplines, environmental seminar training, drilling and test boring services.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenues and Cost Recognition. Revenue from engineering service contracts is recognized as the services are provided. Revenues from long-term contracts are recognized on the percentage-of-completion method. Under this method, the Company recognizes the proportion of the total profit anticipated from the contract which the cost of the work completed bears to the estimated total cost of the work covered under the contract. For contracts which extend over more than one year, revisions in cost and earnings estimates during the course of the work are reflected in the period in which the facts which require the revision become known. Provisions for estimated losses on uncompleted contracts are made in the period in which it is determined a loss will occur. For purposes of determining the percentage of completion, contract costs include all material and labor costs and those indirect costs related to contract performance. Contracts relating to government-funded projects may include clauses under which the contract may be terminated for the convenience of the government, or be subject to renegotiation at the request of the government based upon certain contractual conditions. If such contracts are terminated or renegotiated, the Company will reflect any adjustments in the period they become known.

Cash and Cash Equivalents. Cash and cash equivalents consist of cash on hand and investments in fixed income securities with original maturity dates of three months or less.

Concentration of Credit Risk. Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts.

         The Company has not experienced significant losses related to receivables from individual customers or groups of customers in a particular industry or geographic area. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed inherent in the Company's accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts.

Available-for-Sale Securities. Available-for-sale securities, consisting primarily of municipal bonds with original maturity dates of three months or more, are carried at fair value. The Company limits the amount of its investments in any one institution to minimize exposure to loss. The investment portfolio is reviewed monthly and investments are purchased and sold on a regular basis. Pursuant to Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which the Company adopted as of March 1, 1994, the Company has classified its debt securities as "available-for-sale." Under the provisions of SFAS No. 115, the securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported as an adjustment to stockholders' equity.

Property, Equipment and Depreciation. Property and equipment are stated at cost. Additions and improvements, unless of a relatively minor amount, are capitalized. Expenditures for normal maintenance and repairs are charged

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


to expense as incurred. The cost and related accumulated depreciation of property and equipment sold or otherwise disposed are eliminated from the accounts and the resulting gains or losses are reflected in income.

         For financial reporting purposes, depreciation is provided using various straight-line and accelerated methods over the estimated useful lives of the individual assets which range from three to ten years. Leasehold improvements are amortized on a straight-line basis over the estimated useful life of the improvement or the remaining life of the lease, whichever is shorter.

Other Assets. Other assets consist principally of investments in unconsolidated companies and the excess of cost over net assets acquired resulting from acquisitions of businesses (goodwill). Amortization of these costs is computed on a straight-line basis over the estimated useful life of the asset, generally twenty-five years. For the fiscal years ended February 29, 1996 and February 28, 1995, the Company recorded goodwill amortization expense of approximately $49,000 and $78,000, respectively.

In accordance with SFAS No. 121 "Accounting for Long Lived Assets," the Company periodically reviews the propriety of carrying amounts of its long lived and intangible assets as well as the amortization periods to determine whether current events and circumstances warrant adjustments to the carrying value or estimated useful lives. At each balance sheet date, management evaluates whether there has been a permanent impairment in the value of such assets by assessing the carrying value against anticipated future operating results. Factors which management considers in performing the assessment include past and projected operating results, trends and prospects.

Income Taxes. Federal and state income taxes are based upon financial statement income using the liability method of accounting for income taxes. Certain items of income and expense are recognized for income tax purposes in different periods than for financial reporting purposes. Temporary differences result primarily from the use of accelerated depreciation methods for tax reporting purposes.


Note 2. Condensed Financial Information of Affiliate The condensed financial information of the Company's affiliate, GZANY, at February 29, 1996 and February
28, 1995 and for each of the three years in the period ended February 29, 1996 is as follows:

Condensed Balance Sheets

February 29, 1996 and February 28, 1995                                            1996        1995
- ------------------------------------------------------------------------------------------------------
Assets

Cash                                                                           $   28,000   $   85,000

Accounts receivable, net                                                          358,000      320,000

Costs and estimated earnings in excess of billings on uncompleted                 113,000      297,000
contracts

Due from affiliates                                                               876,000    1,078,000

Refundable income taxes                                                           128,000      183,000

Prepaid expenses                                                                   13,000       14,000
- ------------------------------------------------------------------------------------------------------
         Total current assets                                                   1,516,000    1,977,000

Property and equipment, net                                                        55,000       27,000

Other assets, net                                                                   4,000        3,000
- ------------------------------------------------------------------------------------------------------
Total assets                                                                   $1,575,000   $2,007,000
======================================================================================================
Liabilities and Stockholders' Equity

Accounts payable and accrued expenses                                          $  240,000   $  368,000

Deferred income taxes                                                              71,000      136,000
- ------------------------------------------------------------------------------------------------------
         Total current liabilities                                                311,000      504,000
- ------------------------------------------------------------------------------------------------------
Common stock                                                                        1,000        1,000

Retained earnings                                                               1,263,000    1,502,000
- ------------------------------------------------------------------------------------------------------
         Total stockholders' equity                                             1,264,000    1,503,000
- ------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                     $1,575,000   $2,007,000
======================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Statements of Operations

For the Years Ended February 29, 1996 and
   February 28, 1995 and 1994                             1996         1995          1994
- ---------------------------------------------------------------------------------------------
Net revenues                                           $1,390,000    $1,596,000    $2,109,000
Costs and expenses                                      1,752,000     1,705,000     1,959,000
- ---------------------------------------------------------------------------------------------
Income (loss) from operations                            (362,000)     (109,000)      150,000
Provision (benefit) for income taxes                     (145,000)      (52,000)       84,000
- ---------------------------------------------------------------------------------------------
         Net income (loss)                             $ (217,000)   $  (57,000)   $   66,000
- ---------------------------------------------------------------------------------------------

Accounts receivable, net, include $42,000 due from GZA at February 29, 1996 and $0 due at February 28, 1995. Substantially all the amounts shown as due from affiliates at February 29, 1996 and 1995 were due from GZA. In addition, approximately $335,000, $361,000 and $71,000 of net revenues were billed to GZA in fiscal 1996, 1995 and 1994, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 3. Restricted Cash
In July 1994, the Company deposited $1,900,000 into a bank account, of which funds $1,690,000 were restricted in response to a court order pending the outcome of legal action. In May 1995, the case was settled and the restricted funds were released.


Note 4. Available-for-Sale Securities
On March 1, 1994, the Company adopted SFAS No. 115. The effect on the Company's financial statements of adoption of SFAS No. 115 was immaterial. Unrealized losses on available-for-sale securities at February 29, 1996 were approximately $28,000 gross and $17,000 net of deferred taxes. The maturities of available-for-sale securities held at February 29, 1996 are $1,892,000 within one year and $860,000 from one to five years. Certain of these available-for-sale securities have maturities in excess of one year but are classified as current assets consistent with their use. Gross realized gains and losses from available-for-sale securities were immaterial to the Company's operating results.


Note 5. Accounts Receivable Accounts receivable consists of the following:

                                         February 29, 1996    February 28, 1995
- -------------------------------------------------------------------------------
Accounts receivable                         $12,710,000         $12,836,000

Retainage                                     3,719,000           3,420,000
- -------------------------------------------------------------------------------
                                             16,429,000          16,256,000

Less-Allowance for doubtful accounts            774,000             684,000
- -------------------------------------------------------------------------------
                                            $15,655,000         $15,572,000
===============================================================================

All amounts billed under retainage provisions of long-term contracts are expected to be collected within one year of completion of the contracts.


Note 6. Unbilled Costs and Estimated Earnings on Uncompleted Contracts
Unbilled costs and estimated earnings on uncompleted contracts, which represent revenues earned but not billed as of February 29, 1996 under the terms of the related contracts, are as follows:

                                             February 29, 1996       February 28, 1995
- --------------------------------------------------------------------------------------
Costs incurred on uncompleted contracts         $2,930,000               $3,152,000

Estimated earnings                               2,005,000                1,971,000
- --------------------------------------------------------------------------------------
                                                $4,935,000               $5,123,000
======================================================================================

Included in unbilled costs and estimated earnings on uncompleted contracts are reserves of $1,200,000 and $981,000 as of February 29, 1996 and February 28, 1995, respectively, based on management's estimates of the contract values. Management continuously evaluates and adjusts specific reserves based on progress of contract negotiations and management's judgment of the ultimate contract value. At the point when material changes are renegotiated or known, the Company will reflect the appropriate adjustments. Costs incurred on uncompleted contracts are typically billed at the end of a two-week or four-week billing cycle.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 7. Property and Equipment
Property and equipment are stated at cost and consist of the following:

                                                     February 29, 1996   February 28, 1995
- ------------------------------------------------------------------------------------------
Machinery and equipment                                 $ 2,470,000         $ 2,285,000

Laboratory and technical equipment                        3,208,000           3,110,000

Furniture, fixtures and computer equipment                6,124,000           5,642,000

Motor vehicles, rigs and trucks                             645,000             588,000

Leasehold improvements                                    2,408,000           2,372,000
- ------------------------------------------------------------------------------------------
                                                         14,855,000          13,997,000

Less - Accumulated depreciation and amortization          9,165,000           8,059,000
- ------------------------------------------------------------------------------------------
                                                        $ 5,690,000         $ 5,938,000
==========================================================================================

Depreciation expense for the years ended February 29, 1996 and February 28, 1995 and 1994 was $1,117,000, $1,247,000 and $1,340,000, respectively

Note 8. Financing and Other Obligations
On February 28, 1994, the Company entered into a Revolving Credit and Term Loan Agreement which replaced its previous credit facility with the same bank.

Notes Payable. Notes payable represent borrowings from a bank pursuant to a revolving line of credit. The Company has available an unsecured revolving line of credit under which it can borrow up to $5,500,000 in a combination of cash and letters of credit, with interest payable monthly at the bank's corporate base rate (8.25% at February 29, 1996) or the applicable LIBOR rate plus 200 basis points. Under the terms of the line of credit, the Company is required to maintain a minimum net worth, working capital, current ratio, quick ratio, tangible net worth and cash flow coverage ratio. Borrowings under this revolving credit agreement totaled $990,000 at February 29, 1996 and $1,869,000 at February 28, 1995. In addition, the Company had $435,000 in letters of credit outstanding at February 29, 1996, all of which are to expire within the next twelve months.

Long-term Debt. Long-term debt consists of the following:


                                                                                February 29,    February 28,
                                                                                    1996            1995
- -----------------------------------------------------------------------------------------------------------
Term facility with interest rates ranging from 6.99% to 8.25% at February 29,
1996, payable in monthly installments of $66,565                                  $2,659,000     $3,565,000

Less - Current portion                                                               799,000        835,000
- -----------------------------------------------------------------------------------------------------------
                                                                                  $1,860,000     $2,730,000
===========================================================================================================

The Company also has available a $4,500,000 equipment facility, providing for term borrowings amortized through July 31, 2000 bearing interest at the bank's corporate base rate or a fixed rate over the term of the loan. Borrowings under the term loan facility totaled $2,659,000 at February 29, 1996 and $3,565,000 at February 28, 1995. The term loan facility requires maintenance of the same ratios and financial covenants as the revolving line of credit. Borrowings under the term loan facility expire at various dates from 1997 to 2000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Aggregate maturities of long term debt during the next five fiscal years are as follows:

Fiscal Year Ending
- ------------------------------------------------------------------------------
1997                                                                $  799,000
1998                                                                   694,000
1999                                                                 1,129,000
2000                                                                    37,000
2001                                                                        --
- ------------------------------------------------------------------------------
                                                                    $2,659,000
==============================================================================


Note 9. Accrued Payroll and Expenses
Accrued payroll and expenses consist of the following:


                                          February 29, 1996    February 28, 1995
- --------------------------------------------------------------------------------
Accrued payroll and related benefits          $2,830,000          $2,991,000

Legal and claims reserves                        743,000           1,216,000

Reserve for discontinued operations              481,000             308,000

Other                                            329,000             933,000
- ----------------------------------------------------------------------------
                                              $4,383,000          $5,448,000
============================================================================


Note 10. Stockholders' Equity
Stock Option Plans. Under the Company's 1989 Incentive Stock Option Plan, as amended (the "Incentive Plan"), incentive stock options (as defined in Section 422A of the Internal Revenue Code of 1986, as amended) to purchase shares of common stock may be issued to key employees including executive officers and directors who are employees. The Incentive Plan is administered by the Company's Board of Directors, which designates the optionees, option prices (which may not be less than fair market value on the date of grant), date of grant, and terms of options (which may not be more than ten years). All Incentive Plan options are non-assignable. The Incentive Plan terminates when all options issuable thereunder have been exercised.
         During fiscal 1994, the shareholders voted to increase the number of shares reserved for issuance under the Incentive Plan from 310,000 to 510,000 shares. During fiscal 1994 and fiscal 1996 the Board of Directors approved reductions, from $6.28 to $5.25 and $5.70 to $5.25, respectively, in the exercise price of outstanding options under the Incentive Plan. The reduced exercise prices were not less than fair market value of the Company's common stock on the date of the reductions and the reductions of the exercise prices of the options did not result in compensation expense charges.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



       Information related to the Incentive Plan is summarized as follows:

                                        Incentive Stock Options Outstanding
                                        -----------------------------------

                                           Shares      Exercise Price per Share
- -------------------------------------------------------------------------------
Balance at February 28, 1993              196,034          $6.28

Granted                                    98,600           6.28

Cancelled                                 (18,700)          5.25   -  6.28
- -------------------------------------------------------------------------------
Balance at February 28, 1994              275,934           5.25

Granted                                    36,000           5.25   -  5.70

Cancelled                                 (27,378)          5.25
- -------------------------------------------------------------------------------
Balance at February 28, 1995              284,556           5.25   -  5.70

Granted                                    23,600           5.25

Cancelled                                 (59,878)          5.25   -  5.70
- -------------------------------------------------------------------------------
Balance at February 29, 1996              248,278          $5.25
===============================================================================

As of February 29, 1996 and February 28, 1995 options for 168,498 and 164,056 shares, respectively, were exercisable, and options for 261,722 and 225,444 shares, respectively, were available to be granted under the Incentive Plan.

Under the Company's 1989 Non-Qualified Stock Option Plan (the "Non-Qualified Plan"), up to 15,000 common stock options which are not "incentive stock options," as defined in Section 422A, may be issued to key employees, executive officers and directors of the Company, including directors who are not employees. The Non-Qualified Plan is administered by the Company's Board of Directors, which designates the optionees, option price, date of grant, and terms of options (which may not be more than ten years). All Non-Qualified Plan options are non-assignable. The Non-Qualified Plan terminates when all options issuable thereunder have been exercised.
         During fiscal 1994, the Board of Directors approved a reduction, from $7.00 to $5.25, in the exercise price of outstanding options under the Non-Qualified Plan. The reduction of the exercise price of these options did not result in compensation expense charges.
         During fiscal 1994, options to purchase 5,000 shares were granted under the Non-Qualified Plan. At February 28, 1995, options to purchase 10,000 shares of common stock at an exercise price of $5.25 per share were outstanding under the Non-Qualified Plan. At February 29, 1996, all such options were exercisable.
         On March 14, 1995, the Company's Board of Directors approved the GZA 1995 Stock Incentive Plan (the "Stock Plan"), and such Stock Plan was subsequently approved by the shareholders on July 11, 1995. Pursuant to the Stock Plan, certain key employees may be granted, at no cost, shares of "restricted stock" of the Company in respect of past services. A condition of receipt of any award under the Stock Plan is that the employee must either own, or agree to acquire within one year, an equivalent number of shares. All shares awarded under the Stock Plan vest over a five year period. The maximum number of shares that may be granted under the Stock Plan is 200,000. Pursuant to the Stock Plan, in March 1996, and April 1995, 5,053 and 12,418 shares, respectively, were issued to certain employees.


Note 11. Discontinued Operations
The Company and P&P Service, Inc. (P&P) were equal joint venture partners of Fonditek International, Inc. (Fonditek), which performed specialty construction services. As reported in financial statements for fiscal 1995 the Company in May 1995 adopted a plan of complete liquidation and abandoned the specialty construction business and reported results of that business as discontinued operations.
         The loss from discontinued operations for fiscal year ended February 28, 1995, net of tax benefit of $346,000, was $704,000 and the estimated loss from liquidation and disposal of the specialty construction

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

business, net of tax benefit, for the fiscal year ended February 28, 1995 was approximately $1,512,000. Revenues from discontinued operations for the years ended February 28, 1995 and 1994 were $1,129,000 and $7,512,000, respectively.
         In fiscal 1996 a settlement agreement for liquidation of the assets and satisfaction or assumption of liabilities and settlement of related disputes was entered into by P&P, Fonditek and the Company. To reflect the net effect of the settlement for the Company's investment and related rights and obligations, the Company recorded an additional loss from discontinued operations of $99,000, net of tax benefit of $68,000, in fiscal 1996.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Income Taxes
Provision (credit) for income taxes from continuing operations consisted of the following:


                        February 29, 1996     February 28, 1995     February 28, 1994
- -------------------------------------------------------------------------------------
Currently payable:

State                        $  162,000             $ 189,000             $ 280,000

Foreign                         147,000                    --                    --

Federal                          32,000               445,000               832,000
- -------------------------------------------------------------------------------------
                                341,000               634,000             1,112,000
- -------------------------------------------------------------------------------------
Deferred (prepaid):

State                            23,000               (44,000)              (14,000)

Federal                         121,000              (140,000)              (52,000)
- -------------------------------------------------------------------------------------
                                144,000              (184,000)              (66,000)
- -------------------------------------------------------------------------------------
                              $ 485,000             $ 450,000           $ 1,046,000
=====================================================================================

Deferred income taxes are provided to account for temporary differences between the financial reporting basis and income tax basis of the Company's assets and liabilities using the liability method of accounting for income taxes. Deferred taxes represent the future income tax effect of reported differences between the book and tax bases of the Company's assets and liabilities.

Reconciliations of the U.S. federal statutory income tax rate to the effective income tax rate are as follows:

                                                                    1996     1995       1994
- --------------------------------------------------------------------------------------------
U.S. federal statutory income tax rate                               34%       34%       34%
State and foreign income tax, net of federal income tax benefit      11       (10)        6
Interest income exempt from federal tax                              (4)        6        (2)
Reduction of valuation allowance                                     (4)       --        --
Non-deductible items                                                  1         5         0
- --------------------------------------------------------------------------------------------
         Effective income tax rate                                   38%       35%       38%
============================================================================================

GZA's net deferred tax asset at February 29, 1996 and February 28, 1995 consists of gross deferred tax liabilities of $687,000 and $622,000 and deferred tax assets of $1,402,000 and $1,395,000, respectively. The components of GZA's deferred tax liabilities (assets) as of February 29, 1996 and February 28, 1995 are as follows:

                                               1996          1995
- -------------------------------------------------------------------
Cash vs. accrual method of accounting      $  92,000      $ 164,000

Fixed assets, principally depreciation       594,000        458,000

Bad debt write-off                              --         (431,000)

Allowance for doubtful accounts             (497,000)      (272,000)

Restructuring reserve                       (319,000)       (10,000)

Accrued vacation                            (258,000)      (182,000)

Other accrued expenses                      (327,000)      (500,000)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Valuation allowance                          455,000        431,000
- -------------------------------------------------------------------
Total net deferred tax assets              $(260,000)     $(342,000)
===================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The components of GZA's deferred income tax provision (benefit) from continuing operations for the years ended February 29, 1996 and February 28, 1995 are as follows:

                                                    1996           1995
- -------------------------------------------------------------------------
Cash vs. accrual method of accounting             $(71,000)     $  36,000

Depreciation                                        72,000       (104,000)

Allowance for doubtful accounts                    (31,000)       (87,000)

Restructuring reserves                              10,000         72,000

Other accrued expenses                             164,000       (101,000)
- -------------------------------------------------------------------------
Total deferred income tax provision (benefit)     $144,000      $(184,000)
=========================================================================

Note 13. Retirement and Benefit Plans
The Company maintains a Profit Sharing Plan under Section 401(k) of the Internal Revenue Code which covers all employees who meet minimum age and service requirements. Annual Company contributions are determined by the Board of Directors. The year-end for the profit sharing plan is December 31. Amounts contributed by the Company under the plan vest according to a seven-year vesting schedule. To participate in the plan, an employee must contribute a minimum of 2% of his or her base salary, and may contribute additional amounts. Participant contributions are fully vested at all times. The Company's contributions to the plan were $709,000, $707,000 and $673,000 in fiscal 1996, 1995 and 1994, respectively. In fiscal 1996, 1995 and 1994, the Board of Directors voted to make 25% of the Company's contribution to the Plan in stock of the Company. As a result, in fiscal years 1996, 1995 and 1994, respectively, 50,663, 38,999 and 23,455 shares of the Company's stock (having a total fair value of approximately $177,000, $176,000 and $158,000 on the date of contribution) were contributed in addition to cash contributions of $532,000, $531,000 and $515,000, respectively.
         The Company also maintains an employee stock purchase plan under which 220,000 shares of the Company's common stock are available for purchase by its employees. Eligible employees can purchase shares of the stock at the lower of 85% of the fair market value of the stock on the first or last day of each six month period beginning on March 1 or September 1. Monies to purchase the shares are withheld from employee's pay through payroll deductions. Under the plan, 22,510, 26,542 and 24,668 shares were purchased for fiscal 1996, 1995 and 1994, respectively.


Note 14. Related Party Transactions
The Company leases office space from certain stockholders and from entities owned by certain stockholders and employees. Lease payments, net of sublease income, to these entities totaled $989,958, $1,027,000 and $1,047,000 in fiscal 1996, 1995 and 1994, respectively. Due from affiliates represents amounts due from the Fonditek joint venture for working capital advances. Due from affiliates includes a note receivable of $379,000 due in monthly installments which bears interest at the rate of 7%. These amounts will be settled as part of the agreement to discontinue Fonditek's operations which is discussed in Note 11.


Note 15. Commitments and Contingencies
Commitments. The Company leases certain facilities under the terms of various noncancelable operating leases, including leases with related parties described in Note 14. Lease terms generally range from two to five years.
Additionally, the Company leases certain equipment under operating leases.

Future minimum lease payments under non-cancelable operating leases are as follows:


1997                                                        $1,689,000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1998                                                         1,360,000

1999                                                           933,000

2000                                                           798,000

2001                                                           656,000
- ----------------------------------------------------------------------
Total minimum lease payments                                $5,436,000
======================================================================

Rent expense charged to operations was $2,224,000, $2,201,000 and $2,266,000 in fiscal 1996, 1995 and 1994, respectively.

Contingencies. The Company is a party to several legal actions arising in the normal course of business. Management believes that the outcomes of the legal actions to which it is a party will not, in the aggregate, have a material adverse effect on the results of operations or financial condition of the Company.
         The Company's services involve risks of significant liability for environmental and property damage, personal injury, economic loss, and costs assessed by regulatory agencies. Claims may potentially be asserted against the Company under federal and state statutes, common law, contractual indemnification agreements or otherwise.
         The Company has entered into several long-term (more than one fiscal year) private and government funded contracts. These contracts are subject to certain risks regarding ultimate contract values. Under one such government-funded contract, involving services provided by the Company as a subcontractor, the amount of services required of the Company has exceeded the original contract estimate, and the government agency funding the project has sought to renegotiate with the prime contractor for a reduction in the total amounts billed. The prime contractor is engaged in final stages of discussions with the government agency to resolve the contract dispute. Based on the progress of discussions, the Company believes that it has recorded adequate reserves relating to this contract. The outcome of the pending negotiations could materially impact the future operating results of the Company, if the price ultimately received by the Company for the additional work varies significantly, either positively or negatively, from that currently anticipated by the Company.

SUPPLEMENTAL INFORMATION


Price Range of Common Stock (Unaudited)
The Company's common stock is traded in the over-the-counter market under the symbol "GZEA" and is included in the National Association of Securities Common Dealers, Inc. National Market System ("NASDAQ"). The following table sets forth the quarterly range of high and low prices per share of common stock for the fiscal year 1996, as reported by NASDAQ.



Fiscal 1996:                        High             Low
- ---------------------------------------------------------
First Quarter                      4-7/8            2-3/4

Second Quarter                     4-1/2                3

Third Quarter                      3-7/8            2-3/4

Fourth Quarter                     3-7/8            2-7/8



As of May 15, 1996, the Company's common stock was held by 370 holders of record. The Company has never paid cash dividends on its common stock, and has no intention to pay cash dividends in the foreseeable future. The Company currently intends to retain any future earnings to finance growth.

Selected Quarterly Financial Data


Three months ended                                           2/29/96       11/30/95       8/31/95       5/31/95
- ---------------------------------------------------------------------------------------------------------------
In thousands except per share amounts (unaudited)
Revenues                                                     $ 16,480      $ 19,743      $ 17,327      $ 16,275
Net revenues                                                    9,303        10,601        10,177        10,077
Income (loss) from continuing operations                         (247)        1,031            99           367
Net income (loss) from continuing operations                      (32)          568            72           190
Net income (loss) from discontinued operations                     66            --          (165)           --
Net income (loss)                                                  34           568           (93)          190
Net income (loss) per share from continuing operations       $   (.01)     $    .15      $    .02      $    .05
Net income (loss) per share from discontinued operations     $    .01      $     --      $   (.04)     $     --
Net income (loss) per share                                  $     --      $    .15      $   (.02)     $    .05
Weighted average common and
 common equivalent shares outstanding                           3,866         3,865         3,850         3,839

Three months ended                                            2/28/95      11/30/94       8/31/94       5/31/94
- ---------------------------------------------------------------------------------------------------------------
In thousands except per share amounts (unaudited)
Revenues                                                     $ 15,584      $ 20,128      $ 15,530      $ 13,589
Net revenues                                                    9,584        10,601        10,649        10,161
Income (loss) from continuing operations                         (569)          430           704           657
Net income (loss) from continuing operations                     (139)          277           302           382
Net (loss) from discontinued operations                        (2,001)          (25)          (80)         (110)


Net income (loss)                                             (2,140)        252         222           272

Net income (loss) per share from continuing operations       $  (.04)     $  .07      $  .08        $  .10

Net income (loss) per share from discontinued operations     $  (.53)     $   --      $ (.02)       $ (.03)

Net income (loss) per share                                  $  (.57)     $  .07      $  .06        $  .07

Weighted average common and
  common equivalent shares outstanding                         3,786       3,795       3,810         3,797


CORPORATE INFORMATION

Directors and Executive Officers          Stockholders Information                    Corporate Headquarters

Donald T. Goldberg                        Independent Accountants                     GZA GeoEnvironmental
Chairman of the Board of Directors        Coopers & Lybrand L.L.P.                    Technologies, Inc.
                                          Boston, Massachusetts                       320 Needham Street
                                                                                      Newton Upper Falls
Leonard M. Seale                          Counsel                                     Massachusetts 02164
Director                                  Foley, Hoag & Eliot
President, and                            Boston, Massachusetts
Chief Executive Officer
                                          Registrar and Transfer Agent                Operations
                                          State Street Bank and Trust Company
Joseph P. Hehir                           Post Office Box 366                         The Company  conducts  all its  operations
Chief Financial Officer                   Boston, Massachusetts 02101                 through its wholly owned  subsidiaries GZA
                                          800-426-5523                                GeoEnvironmental,   Inc.   (GZA)  and  GZA
M. Joseph Celi                                                                        Remediation,   Inc.  (GZAR);  and  through
Director                                  Common Stock Listing                        GZA's   wholly   owned    subsidiary   GZA
Executive Vice President                  The common  stock of GZA  GeoEnvironmental  Drilling,   Inc.;  through  the  Company's
                                          Technologies,  Inc.  is  traded  over  the  affiliate     Aquaterra      Environmental
Michael A. Powers                         counter  in  the  NASDAQ  national  market  Consultants  Limited,  a joint  venture of
Director                                  quotation system under the symbol GZEA.     the  Company and Carl Bro Group (UK) Ltd.;
Senior Vice President,                                                                and   through  the   Company's   affiliate
GZA GeoEnvironmental, Inc.                Annual Meeting                              Goldberg-Zoino  of New York,  P.C.  (doing
                                          The Annual  Meeting of  Stockholders  will  business  as GZA  GeoEnvironmental  of New
Irvine G. Reinig II                       be held at 10:00  a.m.  on July 9, 1996 at  York),  a New  York  professional  service
Director                                  the  Sheraton  Needham  Hotel,  100  Cabot  corporation   wholly -owned  by  officers,
                                          Street, Needham, Massachusetts              directors,   and   stockholders   of   the
Lawrence Feldman                                                                      Company.  The Company was  incorporated in
Director                                  Stockholders Reports                        Delaware on May 5, 1989.
Senior Vice President                     A copy of the  Company's  10-K,  as  filed
GZA GeoEnvironmental, Inc.                with   the    Securities    and   Exchange
                                          Commission,   may  be   obtained   without
Timothy W. Devitt                         charge by writing to  Investor  Relations,
Director                                  GZA GeoEnvironmental  Technologies,  Inc.,
                                          320 Needham  Street,  Newton  Upper Falls,
Paul F. Gorman                            Massachusetts 02164
Director

Lewis Mandell
Director

Thomas W. Philbin
Director

John E. Ayres
Executive Vice President,
Business Development


Richard M. Simon
Executive Vice President,
Professional Practice