Form 10-K405, Exhibit 13
period 1997-02-28
GZA GEOENVIRONMENTAL TECHNOLOGIES INC
filed 1997-05-29
CIK 852004

                                                                   Exhibit 13.1


SUMMARY OF FINANCIAL INFORMATION

Years ended                                       2/28/97    2/29/96    2/28/95   2/28/94   2/28/93
---------------------------------------------------------------------------------------------------
(In thousands except per share amounts)

   STATEMENT OF OPERATIONS DATA:

Net revenues                                      $38,211    $40,158    $40,995   $40,620   $37,641

Income from continuing operations                     593      1,250      1,222     2,420     1,567

Income from continuing operations before taxes        821      1,283      1,272     2,718     1,770

Net income from continuing operations                 529        798        822     1,672     1,091


Net income (loss) from discontinued operations          -       (99)     (2,216)        4      (151)

Net income (loss)                                     529        699     (1,394)    1,676       940


Net income per share from continuing operations   $   .13    $   .21    $   .22   $   .45   $   .29

Net loss per share from discontinued operations         -    $  (.03)   $  (.59)        -   $  (.04)

Net income (loss) per share                       $   .13    $   .18    $  (.37)  $   .45   $   .25


Weighted average shares outstanding                 3,929      3,857      3,780     3,732     3,714


Dividends per common share                              -          -          -         -         -


   BALANCE SHEET DATA:

Working capital                                   $17,177    $18,175    $16,582   $17,745   $14,704

Total assets                                       35,535     37,614     39,111    38,294    32,854

Long-term debt (less current portion)                   -      1,860      2,730     3,409       790

Stockholders' equity                              $23,257    $22,465    $21,685   $22,807   $20,837


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, (i) the percentage which certain items in the consolidated statements of operations of the Company bear to net revenues, and (ii) the percentage increase (decrease) in the dollar amount of such items from year to year.

                                                                  Year-to-Year
                                                                   Percentage
                                            Percentage              Increase
                                          of Net Revenues          (Decrease)
-----------------------------------------------------------------------------------
                                         Year Ended               Fiscal Years
-----------------------------------------------------------------------------------
                               February   February    February   1997 vs.  1996 vs.
                               28, 1997   29, 1996    28, 1995     1996     1995
-----------------------------------------------------------------------------------
Net revenues                     100%        100%       100%       (5)%     (2)%

Salaries and related costs        73          72         73        (4)      (3)

General and administrative
expenses                          26          25         24        (2)       -

Income from continuing
operations                         2           3          3       (53)       2

Other income, net                  1           -          -       591      (34)

Provision for income taxes         1           1          1       (40)       8

Net income from continuing
operations                         1           2          2       (34)      (3)

Net loss from discontinued
operations                         -           -         (5)     (100)      96

Net income (loss)                  1           2         (3)      (24)     150


GENERAL
The Company's gross revenues include the cost of services and materials subcontracted to third parties and certain expenditures such as equipment purchases, laboratory testing, use of Company-owned field and technical equipment, travel, telephone and reproduction charges that, under the terms of the Company's contracts, are billed to clients, generally with an added service and handling charge. Net revenues exclude the amount of such reimbursable costs and expenditures but include the corresponding service and handling charges. Accordingly, the Company regards net revenues, which reflect services provided and revenues earned directly by the Company, as the primary measure of its business growth.

Salaries and related costs include the cost of professional, clerical and administrative salaries, and related costs such as taxes, insurance, performance-based bonuses and other fringe benefits. General and administrative expenses include costs of marketing, professional development and training, professional and general liability insurance, claims and legal proceedings, occupancy, depreciation, amortization, and clerical and administrative overhead.

In May 1995, the Company discontinued its specialty construction business; accordingly, the financial statements for the year ended February 29, 1996 have been reclassified and prior years' results have been restated to report separately the operating results of this business. The following discussion and analysis relate to the continuing operations of the Company.


FISCAL 1997 AND 1996 VERSUS PRIOR YEARS
Net Revenues. The Company's net revenues decreased by approximately $1,947,000 (4.8%) in fiscal 1997 and by approximately $837,000 (2.0%) in fiscal 1996. The decrease in fiscal 1997 is attributable to lower prices due to increasingly competitive market conditions for geotechnical and environmental consulting services and to a decrease in net revenues for drilling services of approximately $1,519,000. The decline in drilling services net revenues resulted from the closure of the Gainesville, Florida drilling operation and the decreased demand and lower prices received for drilling services in the Central New England Region. The reduction in drilling service net revenues was impacted by the Company's decision to write off $500,000 for obsolete drilling equipment and inventory which cannot be billed in future periods.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FISCAL 1997 AND 1996 VERSUS PRIOR YEARS (CONTINUED)
The decrease in net revenues for fiscal 1997 was offset partially by the Company's receipt of long-term contract settlements in the first and fourth quarters of fiscal 1997 totaling $644,000 after payment of legal, expert witness and consulting fees. These included a $575,000 settlement received by the Company in the fourth quarter of fiscal 1997, which was offset by expenses of $211,000 (including $128,000 incurred in the fourth quarter). The settlement resulted in the addition of $447,000 to the Company's net revenues for the fourth quarter, but a net recovery with respect to the matter for fiscal 1997 of only $364,000. The $280,000 balance of long-term contract settlements was added to net revenues in the first quarter of fiscal 1997. The decrease in fiscal 1996 was attributable to decreased demand for services and lower prices paid by clients for the Company's consulting and drilling services which were offset partially by increased demand and higher profit margins for remedial construction contract activities.

Salaries and Related Costs. Salaries and related costs decreased by approximately $1,136,000 (3.9%) in fiscal 1997 and decreased by approximately $833,000 (2.8%) in fiscal 1996. The decrease for fiscal 1997 reflects reduced salary and benefit costs caused by staff reductions and reduced performance-based bonus payments as a result of the Company's not meeting budgeted operating goals for fiscal 1997. This decrease was offset partially by severance payments and salary costs associated with the hiring and transition to a new Chief Executive Officer. The decrease in fiscal 1996 reflects reduced salary and benefit costs caused by staff reductions and reduced medical and health insurance costs which were offset partially by increased performance-based bonus payments and increased workers' compensation insurance costs.

General and Administrative Expenses. General and administrative expenses decreased by approximately $154,000 (1.5%) in fiscal 1997 and by approximately $32,000 (0.3% ) in fiscal 1996. The decrease in fiscal 1997 reflects decreases in professional liability insurance premium cost, claims and legal defense cost, and financial and general management consulting fees which were offset partially by the Company's decision to write off $400,000 of goodwill based on current and projected operating results of prior years' acquisitions. In addition, fiscal 1997 reflects $511,000 in costs related to the closure of the Gainesville, Florida drilling operation and accruals for lease costs associated with closing and consolidation of additional facilities and recruiting expenses associated with the hiring of a new Chief Executive Officer. The decrease in fiscal 1996 reflects reductions in professional liability claims and related legal expenses, business development cost and bad debt expenses which were offset partially by lower billings to clients for equipment usage charges, higher occupancy cost, increased consulting fees, and increased general and professional liability insurance premiums.

Other Income, Net. Other income, net increased by approximately $195,000 in fiscal 1997 due primarily to a significant decrease in cost of borrowing and increased income realized from short-term investment securities. In fiscal 1996, other income, net decreased by approximately $17,000 due in part to a net increase in borrowing cost of approximately $134,000 which was offset partially by a gain on sale of securities of $151,000.

Provision for Income Taxes. The provision for income taxes reflects effective tax rates for fiscal 1997, 1996, and 1995 of 36%, 38%, and 35%, respectively. Differences from the 34% federal statutory rate resulted primarily from the combined effect of the addition of provisions for state taxes (net of federal tax benefit), tax-exempt interest income, and other non-deductible items.

Quarterly Fluctuations and Seasonality. The Company's results may fluctuate from quarter to quarter due to such factors as weather, the timing of major contracts, the mix of projects and the level of subcontracted services involved, the timing of additions to the Company's professional and support staff (who may require health and safety training and technical and project management training and, therefore, may initially charge clients a lower percentage of their time), and the opening or closing of offices. Operating results for any one fiscal quarter may not be indicative of the results that will be achieved in any subsequent quarter or for the year.

Inflation. Management does not believe that inflation has had a significant effect on the results of operations.

Future Operating Results. The volume of the Company's services will continue to be adversely impacted by reduced federal and state government spending and changes in environmental regulations. In addition, the industry is continuing to experience a period of consolidation and significant price competition. These trends are expected to continue through the foreseeable future.

To offset these trends, the Company closed three offices in fiscal 1997, consolidated geotechnical engineering, remedial construction and environmental consulting activities, and downsized technical and support staff in select offices. In addition, the Company established a Leadership Team to focus on operational and business development issues including strategic acquisitions, geographic expansion, and new service areas. The Leadership Team will also evaluate the impact of discontinuing limited-growth and low-margin commodity services and products .

MANAGEMENT'S DISCUSSION AND ANAYLSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FISCAL 1997 AND 1996 VERSUS PRIOR YEARS (CONTINUED)
Liquidity and Capital Resources. Cash provided by operating activities was $5,246,000 in fiscal 1997 compared with $387,000 in 1996. The Company made capital expenditures of $995,000 in fiscal 1997 and $929,000 in 1996. The increase in capital expenditures in fiscal 1997 reflects the Company's increased investment in computer technology to improve internal communications, increase efficiency and expand client services. The Company has a Revolving Credit and Term Loan Agreement with Fleet Bank which provides for unsecured borrowings in the aggregate amount of $10,000,000. The facility consists of a revolving credit line of $5,500,000 and a term loan facility of $4,500,000. Revolving credit advances bear interest at the bank's floating base rate (8.25% at February 28, 1997) or, at the Company's option, at LIBOR plus 200 basis points. Term loans bear interest at the bank's floating rate or, at the Company's option, at a fixed rate equal to the bank's cost of funds plus 200 basis points. At February 28, 1997, the Company had no borrowings under the revolving credit line and no term loans.

The Company's cash and cash equivalents were $4,229,000 at the end of fiscal 1997 compared with $3,318,000 at the end of fiscal 1996. Short-term investments were $3,456,000 at the end of fiscal 1997 compared with $2,752,000 at the end of fiscal 1996. These investments consist primarily of tax-exempt municipal bonds, taxable U. S. Treasury Notes and other bonds and commercial paper.

In addition to routine new, replacement, and facility improvement capital expenditures, the Company anticipates spending in excess of $1,000,000 during fiscal 1998 to upgrade the Company's computer technology, software, and management information systems. This is in response to professional and support staff information needs and client data information transfer and shared data management expectations, and to support business development opportunities.

Funding requirements for operations and for future growth are expected to be met from existing cash and investments and funds generated from operations. The Company believes that these sources will enable it to meet its cash requirements for at least the next twelve months.

Newly Issued Accounting Standards. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per share". SFAS No. 128 establishes a different method of computing net income per share than is currently required under the provisions of Accounting Principles Board Opinion No. 15. Under SFAS No. 128, the Company will be required to present both basic and diluted net income per share. The Company plans to adopt SFAS No. 128 in its fiscal quarter ending February 28, 1998 and at that time all historical net income per share data presented will be restated to conform to the provisions of SFAS No. 128.

REPORT OF INDEPENDENT ACCOUNTANTS









     To the Board of Directors and Stockholders of GZA GeoEnvironmental Technologies, Inc. and Affiliate:


          We have audited the accompanying consolidated balance sheets of GZA GeoEnvironmental Technologies, Inc. and its subsidiaries and affiliate as of February 28, 1997 and February 29, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended February 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GZA GeoEnvironmental Technologies, Inc. and its subsidiaries and affiliate as of February 28, 1997 and February 29,1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended February 28, 1997 in conformity with generally accepted accounting principles.


     /s/ Coopers & Lybrand LLP.


     Boston, Massachusetts
     May 2, 1997

CONSOLIDATED BALANCE SHEETS


  February 28, 1997 and February 29, 1996                      1997        1996
  ------------------------------------------------------------------------------
  ASSETS
  CURRENT ASSETS:
         Cash and cash equivalents                      $ 4,229,000  $ 3,318,000
         Available-for-sale securities                    3,456,000    2,752,000
         Accounts receivable, net                        13,059,000   15,655,000
         Due from affiliate                                       -      676,000
         Costs and estimated earnings in excess of
             billings on uncompleted contracts            6,953,000    5,834,000
         Prepaid expenses and other current assets          371,000    1,365,000
         Refundable income taxes                                  -      138,000
         Deferred income taxes                            1,057,000      993,000
  ------------------------------------------------------------------------------
                      Total current assets               29,125,000  30,731,000
  Property and equipment, net                             5,514,000   5,690,000
  Other assets, net                                         896,000   1,193,000
  ------------------------------------------------------------------------------
  Total assets                                          $35,535,000 $37,614,000
  ------------------------------------------------------------------------------

  LIABILITIES AND STOCKHOLDERS' EQUITY
  CURRENT LIABILITIES:
         Notes payable                                   $        -  $  990,000
         Current portion of long-term debt                        -     799,000
         Accounts payable, trade                          5,255,000   5,485,000
         Accrued payroll and expenses                     4,064,000   4,383,000
         Billings in excess of costs and estimated
           earnings on uncompleted contracts              2,266,000     899,000
        Income taxes payable                                363,000           -
  ------------------------------------------------------------------------------
                      Total current liabilities          11,948,000  12,556,000
  ------------------------------------------------------------------------------
  Long-term debt, less current portion                            -   1,860,000
  ------------------------------------------------------------------------------
  Deferred income taxes                                     330,000     733,000
  ------------------------------------------------------------------------------
  Commitments and contingencies


  STOCKHOLDERS' EQUITY:
         Preferred stock, $.01 par value; authorized -
           1,000,000 shares; none issued or  outstanding          -           -
         Common stock, $.01 par value; authorized -
           14,000,000 shares; issued and outstanding -
           3,948,794 shares at February 28, 1997
           and 3,865,610 shares at February 29, 1996         39,000      39,000
         Capital in excess of par value                  14,202,000  13,949,000
         Unrealized losses on available-for-sale
            securities                                       (7,000)    (17,000)
         Retained earnings (includes $885,000 and
            $1,263,000 of retained  earnings of the
            Company's consolidated affiliate at
            February 28, 1997 and February 29, 1996,
            respectively)                                 9,023,000   8,494,000
  ------------------------------------------------------------------------------
                      Total stockholders' equity         23,257,000  22,465,000
  ------------------------------------------------------------------------------
      Total liabilities and stockholders' equity        $35,535,000 $37,614,000
  ==============================================================================


The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS



For the Years Ended February 28, 1997, February 29, 1996, and February 28, 1995

                                                           1997          1996        1995
----------------------------------------------------------------------------------------------
Revenues                                               $59,340,000   $69,825,000   $64,831,000
Reimbursable expenses                                   21,129,000    29,667,000    23,836,000
----------------------------------------------------------------------------------------------
         Net revenues                                   38,211,000    40,158,000    40,995,000
Costs and expenses:
  Salaries and related costs                            27,782,000    28,918,000    29,751,000
  General and administrative expenses                    9,836,000     9,990,000    10,022,000
----------------------------------------------------------------------------------------------
         Income from continuing operations                 593,000     1,250,000     1,222,000
----------------------------------------------------------------------------------------------
Other income (expense):
  Interest income                                          311,000       176,000       272,000
  Gain on sale of equipment                                 27,000             -        41,000
  Gain on insurance settlement                                   -        16,000             -
  Gain on sale of other assets                                   -       151,000             -
  Interest expense                                        (110,000)     (310,000)     (263,000)
----------------------------------------------------------------------------------------------
         Total other income, net                           228,000        33,000        50,000
----------------------------------------------------------------------------------------------
         Income from continuing operations before
              provision for income taxes                   821,000     1,283,000     1,272,000
Provision for income taxes                                 292,000       485,000       450,000
----------------------------------------------------------------------------------------------
    Net income from continuing operations                  529,000       798,000       822,000
Discontinued operations (Note 11):
   Loss from discontinued operations, net of income tax          -       (99,000)   (2,216,000)
----------------------------------------------------------------------------------------------

Net income (loss)                                      $   529,000   $   699,000   $(1,394,000)
==============================================================================================

Net income per share from continuing operations        $       .13   $       .21   $       .22
==============================================================================================

Net (loss) per share from discontinued operations                -   $      (.03)  $      (.59)
==============================================================================================

Net income (loss) per share                            $       .13   $       .18   $      (.37)
==============================================================================================

Weighted average common and common equivalent
   shares outstanding                                    3,929,000     3,857,000     3,780,000
==============================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY




                                                                      Unrealized
For the Years Ended               Common Stock                        Losses on
February 28, 1997,              ------------------     Capital in     Available-                Total
February 29, 1996, and            Number      Par      Excess of      for-Sale    Retained   Stockholders'
February 28, 1995               of Shares    Value     Par Value      Securities  Earnings     Equity
-----------------------------------------------------------------------------------------------------------
Balance,
February 28, 1994               3,762,839   $38,000   $13,580,000               $9,189,000   $22,807,000

   Issuance of common stock        61,705         -       286,000                                286,000

   Change in unrealized losses
     on available-for-sale
     securities                                                      $(14,000)                   (14,000)

   Net loss                                                                     (1,394,000)   (1,394,000)
--------------------------------------------------------------------------------------------------------
Balance,
February 28, 1995               3,824,544    38,000    13,866,000     (14,000)   7,795,000    21,685,000

  Issuance of common stock        41,066      1,000        83,000                                 84,000

  Change in unrealized losses
    on available-for-sale
    securities                                                         (3,000)                    (3,000)

  Net income                                                                       699,000       699,000
--------------------------------------------------------------------------------------------------------
Balance,
February 29, 1996               3,865,610    39,000    13,949,000     (17,000)   8,494,000    22,465,000

  Issuance of common stock         83,184         -       253,000                                253,000

  Change in unrealized losses
    on available-for-sale
    securities                                                         10,000                     10,000

  Net income                                                                       529,000       529,000
--------------------------------------------------------------------------------------------------------
Balance,
February 28, 1997               3,948,794   $39,000   $14,202,000     $(7,000)  $9,023,000   $23,257,000
========================================================================================================



The accompanying notes are an integral part of these consolidated financial statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended  February 28, 1997, February 29, 1996, and February
28, 1995                                                                         1997             1996           1995
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income from continuing operations                                         $   529,000     $   798,000     $   822,000
Adjustments to reconcile net income from continuing operations to net cash provided by operating
activities:
      Discontinued operations                                                        --           (99,000)     (2,216,000)
      Depreciation and amortization                                             2,295,000       1,166,000       1,325,000
      Gain on  sale of equipment                                                  (27,000)             --         (41,000)
      Gain on insurance settlement                                                     --         (16,000)             --
      Gain on sale of other assets                                                     --        (151,000)             --
      (Benefit) provision for deferred income taxes                              (461,000)         69,000        (184,000)
      Changes in assets and liabilities:
         Decrease (increase) in accounts receivable                             2,596,000         (83,000)        370,000
         Decrease in costs and estimated earnings in excess of
          billings on uncompleted contracts                                       248,000         188,000           2,000
         Decrease (increase) in prepaid expenses and other current assets         114,000        (174,000)        456,000
         Decrease (increase) in refundable income taxes                           138,000         355,000        (493,000)
         (Decrease) increase in accounts payable, trade                          (230,000)       (601,000)      2,181,000
         (Decrease) increase in accrued payroll and expenses                     (319,000)     (1,065,000)        168,000
         Increase (decrease) in income taxes payable                              363,000              --        (305,000)
--------------------------------------------------------------------------------------------------------------------------
                  Net cash provided by operating activities                     5,246,000         387,000       2,085,000
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease (increase) in restricted cash                                                 --       1,900,000      (1,880,000)
(Increase) decrease in available-for-sale securities                             (700,000)       (709,000)      1,832,000
Proceeds from disposal of equipment                                               216,000          23,000          59,000
Proceeds from sale of securities                                                       --         703,000              --
Acquisition of property and equipment                                            (995,000)       (929,000)     (1,284,000)
(Increase) decrease in other assets                                              (136,000)        380,000         915,000
Decrease (increase) in due from affiliates                                        676,000         243,000        (919,000)
--------------------------------------------------------------------------------------------------------------------------
                  Net cash (used) provided by investing activities               (939,000)      1,611,000      (1,277,000)
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings of notes payable                                     (990,000)       (879,000)      1,050,000
Repayments of long-term debt                                                   (2,659,000)       (906,000)     (1,051,000)
Proceeds from issuance of common stock, net                                       253,000          84,000         286,000
--------------------------------------------------------------------------------------------------------------------------
                  Net cash (used) provided by financing activities             (3,396,000)     (1,701,000)        285,000
--------------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                         911,000         297,000       1,093,000
Cash and cash equivalents at beginning of year                                  3,318,000       3,021,000       1,928,000
--------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                      $ 4,229,000     $ 3,318,000     $ 3,021,000
==========================================================================================================================

Supplemental disclosure of cash flow information:
      Interest expense paid                                                   $   110,000     $   310,000     $   263,000
      Income taxes paid (refunded), net                                       $   248,000     $   (14,000)    $   984,000



The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies
Basis of Presentation. The consolidated financial statements include the accounts of GZA GeoEnvironmental Technologies, Inc. ("the Company"), its wholly owned subsidiary GZA GeoEnvironmental, Inc. ("GZA"), GZA's wholly owned subsidiaries GZA Drilling, Inc., ("GZAD") and GZA Texas, Inc., ("Texas") and GZAD's wholly owned subsidiary Delta Geotechnical Services, Inc., the Company's wholly owned subsidiary GZA Remediation, Inc. and its wholly owned subsidiary Grover Enterprises, Inc., the Company's wholly owned subsidiary GZA Securities Corporation, and the Company's affiliate, through common ownership and control, Goldberg-Zoino Associates of New York, P.C., doing business as GZA GeoEnvironmental of New York ("GZANY"). All material intercompany transactions and balances have been eliminated.

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

Available-for-Sale Securities. Available-for-sale securities, consisting primarily of municipal bonds with original maturity dates of three months or more, are carried at fair value. The Company limits the amount of its investments in any one institution to minimize exposure to loss. The investment portfolio is reviewed monthly and investments are purchased and sold on a regular basis. Pursuant to Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which the Company adopted as of March 1, 1994, the Company has classified its debt securities as "available-for-sale". Under the provisions of SFAS No. 115, the securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported as an adjustment to stockholders' equity.

Property, Equipment and Depreciation. Property and equipment are stated at cost. Additions and improvements, unless of a relatively minor amount, are capitalized. Expenditures for normal maintenance and repairs are charged to expense as incurred. The cost and related accumulated depreciation of property and equipment sold or otherwise disposed of are eliminated from the accounts and the resulting gains or losses are reflected in income. For financial reporting purposes, depreciation is provided using various straight-line and accelerated methods over the estimated useful lives of the individual assets which range from three to ten years. Leasehold improvements are amortized on a straight-line basis over the estimated useful life of the improvement or the remaining life of the lease, whichever is shorter.

Other Assets. Other assets consist principally of investments in unconsolidated companies and the excess of cost over net assets acquired resulting from acquisitions of businesses (goodwill). Amortization of these costs is computed on a straight-line basis over the estimated useful life of the asset, generally twenty-five years. For the fiscal years ended February 28, 1997 and February 29, 1996, the Company recorded goodwill amortization expense of $439,000 and $49,000, respectively.

      In accordance with SFAS No. 121, "Accounting for Long-Lived Assets", the Company periodically reviews the propriety of carrying amounts of its long-lived and intangible assets, as well as reviews the amortization periods to determine whether current events and circumstances warrant adjustments to the carrying value or estimated useful lives. At each balance sheet date, management evaluates

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

whether there has been a permanent impairment in the value of such assets by assessing the carrying value against anticipated future operating results. Factors which management considers in performing the assessment include past and projected operating results, trends and prospects.

Income Taxes. Federal and state income taxes are based upon financial statement income using the liability method of accounting for income taxes. Certain items of income and expense are recognized for income tax purposes in different periods than for financial reporting purposes. Temporary differences result primarily from the use of accelerated depreciation methods for tax reporting purposes.

Newly Issued Accounting Standards. In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings per share". SFAS No. 128 establishes a different method of computing net income per share than is currently required under the provisions of Accounting Principles Board ("APB") Opinion No. 15. Under SFAS No. 128, the Company will be required to present both basic and diluted net income per share. The Company plans to adopt SFAS No. 128 in its fiscal quarter ending February 28, 1998 and at that time all historical net income per share data presented will be restated to conform to the provisions of SFAS No. 128.

Reclassifications. Certain reclassifications have been made to the prior years' financial statements to conform to the current presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Condensed Financial Information of Affiliate
The condensed financial information of the Company's affiliate, GZANY, at February 28, 1997 and February 29, 1996 and for each of the three years in the period ended February 28, 1997 is as follows:



Condensed Balance Sheets

February 28, 1997 and February 29, 1996                                                    1997            1996
------------------------------------------------------------------------------------------------------------------

Assets

 Cash                                                                                   $  105,000      $   28,000

Accounts receivable, net                                                                   566,000         358,000

Costs and estimated earnings in excess of billings on uncompleted contracts                163,000         113,000

Due from affiliates                                                                        285,000         876,000

Refundable income taxes                                                                     44,000         128,000

Other current assets                                                                        82,000          13,000

         Total current assets                                                            1,245,000       1,516,000

Property and equipment, net                                                                 34,000          55,000

Other assets, net                                                                           25,000           4,000
------------------------------------------------------------------------------------------------------------------

Total assets                                                                             1,304,000      $1,575,000
==================================================================================================================

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses                                                   $  418,000      $  240,000

Deferred income taxes                                                                            -          71,000
------------------------------------------------------------------------------------------------------------------

         Total current liabilities                                                         418,000         311,000
------------------------------------------------------------------------------------------------------------------

Common stock                                                                                 1,000           1,000

Retained earnings                                                                          885,000       1,263,000
------------------------------------------------------------------------------------------------------------------

         Total stockholders' equity                                                        886,000       1,264,000
------------------------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                                              $1,304,000      $1,575,000
==================================================================================================================



Condensed Statements of Operations

For the Years Ended February 28, 1997, February 29,
1996 and February 28, 1995                                              1997           1996           1995
-------------------------------------------------------------------------------------------------------------
Net revenues                                                         $1,227,000     $1,390,000     $1,596,000

Costs and expenses                                                    1,834,000      1,752,000      1,705,000
-------------------------------------------------------------------------------------------------------------
Loss from operations                                                   (607,000)      (362,000)      (109,000)
Benefit for income taxes                                               (229,000)      (145,000)       (52,000)
-------------------------------------------------------------------------------------------------------------
         Net loss                                                    $ (378,000)    $ (217,000)     $ (57,000)
-------------------------------------------------------------------------------------------------------------

Accounts receivable, net, include $37,000 due from GZA at February 28, 1997 and $42,000 due at February 29, 1996. Substantially all the amounts shown as due from affiliates at February 28, 1997 and February 29, 1996 were due from GZA. In addition, approximately $235,000, $335,000 and $361,000 of net revenues were billed to GZA in fiscal 1997, 1996 and 1995, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Restricted Cash
In July 1994, the Company deposited $1,900,000 into a bank account, of which funds $1,690,000 were restricted in response to a court order pending the outcome of legal action. In May 1995, the case was settled and the restricted funds were released.


Note 4. Available-for-Sale Securities
On March 1, 1994, the Company adopted SFAS No. 115. The effect on the Company's financial statements of adoption of SFAS No. 115 was immaterial. Unrealized losses on available-for-sale securities at February 28, 1997 were approximately $7,000, net of deferred taxes. The maturities of available-for-sale securities held at February 28, 1997 are $2,402,000 within one year and $1,054,000 from one to five years. Certain of these available-for-sale securities have maturities in excess of one year but are classified as current assets consistent with their use. Gross realized gains and losses from available-for-sale securities were immaterial to the Company's operating results.


Note 5. Accounts Receivable
Accounts receivable consists of the following:

                                              February 28,    February 29,
                                                 1997            1996
-------------------------------------------------------------------------
Accounts receivable                           $12,737,000     $12,710,000

Retainage                                       1,166,000       3,719,000
-------------------------------------------------------------------------
                                               13,903,000      16,429,000

Less - Allowance for doubtful accounts            844,000         774,000
-------------------------------------------------------------------------
                                              $13,059,000     $15,655,000
=========================================================================

All amounts billed under retainage provisions of long-term contracts are expected to be collected within one year of completion of the contracts.


Note 6. Unbilled Costs and Estimated Earnings on Uncompleted Contracts
Unbilled costs and estimated earnings on uncompleted contracts, which represent revenues earned but not billed as of February 28, 1997 and February 29, 1996, respectively, under the terms of the related contracts, are as follows:

                                                   February 28,   February 29,
                                                       1997           1996
-----------------------------------------------------------------------------

Costs incurred on uncompleted contracts             $3,945,000     $3,449,000

Estimated earnings                                   3,008,000      2,385,000
-----------------------------------------------------------------------------
                                                    $6,953,000     $5,834,000
=============================================================================

Included in unbilled costs and estimated earnings on uncompleted contracts are reserves of $678,000 and $1,200,000 as of February 28, 1997 and February 29, 1996, respectively, based on management's estimates of the contract values. Management continuously evaluates and adjusts specific reserves based on progress of contract negotiations and management's judgment of the ultimate contract value. At the point when material changes are renegotiated or known, the Company will reflect the appropriate adjustments. Costs incurred on uncompleted contracts are typically billed at the end of a two-week or four-week billing cycle.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Property and Equipment


Property and equipment are stated at cost and consist of the following:

                                       February 28, 1997   February 29, 1996
----------------------------------------------------------------------------

Machinery and equipment                      $ 2,959,000         $ 2,470,000

Laboratory and technical equipment             3,334,000           3,208,000

Furniture, fixtures and computer
equipment                                      6,734,000           6,124,000

Motor vehicles, rigs and trucks                  661,000             645,000

Leasehold improvements                         2,463,000           2,408,000
----------------------------------------------------------------------------
                                              16,151,000          14,855,000

Less - Accumulated depreciation and
amortization                                  10,637,000           9,165,000
----------------------------------------------------------------------------
                                             $ 5,514,000         $ 5,690,000
============================================================================


Depreciation expense for the years ended February 28, 1997, February 29, 1996 and February 28, 1995 was $1,857,000, $1,117,000, and $1,247,000, respectively.


Note 8. Financing and Other Obligations
On February 28, 1994, the Company entered into a Revolving Credit and Term Loan Agreement which replaced its previous credit facility with the same bank.

Notes Payable. Notes payable represent borrowings from a bank pursuant to a revolving line of credit. The Company has available an unsecured revolving line of credit under which it can borrow up to $5,500,000 in a combination of cash and letters of credit, with interest payable monthly at the bank's corporate base rate (8.25% at February 28, 1997) or the applicable LIBOR rate plus 200 basis points. Under the terms of the line of credit, the Company is required to maintain a minimum net worth, working capital, current ratio, quick ratio, tangible net worth and cash flow coverage ratio. Borrowings under this revolving credit agreement totaled $0 at February 28, 1997 and $990,000 at February 29, 1996. The Company had no letters of credit outstanding at February 28, 1997.


Long-Term Debt. Long-term debt consists of the following:

                                                        February 28, February 29,
                                                            1997        1996
-------------------------------------------------------------------------------

Term facility with interest rates ranging from 6.99% to
8.25% at February 29, 1996, payable in monthly
installments of $66,565                                        -     $2,659,000

Less - Current portion                                         -        799,000
-------------------------------------------------------------------------------
                                                               -     $1,860,000
===============================================================================

The Company also has available a $4,500,000 term loan facility, providing for term borrowings amortized through July 31, 2000 bearing interest at a variable rate equal to the bank's corporate base rate or a fixed rate over the term of the loan. Borrowings under the term loan facility totaled $0 at February 28, 1997 and $2,659,000 at February 29, 1996. The term loan facility requires maintenance of the same ratios and financial covenants as the revolving line of credit.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 9. Accrued Payroll and Expenses.
Accrued payroll and expenses consist of the following:


                                            February 28,    February 29,
                                                1997            1996
-----------------------------------------------------------------------
Accrued payroll and related benefits         $2,723,000      $2,830,000

Legal and claims reserves                       739,000         743,000

Reserve for discontinued operations                   -         481,000

Other                                           602,000         329,000
-----------------------------------------------------------------------
                                             $4,064,000      $4,383,000
=======================================================================


Note 10. Stockholders' Equity
Stock Option Plans. Under the Company's 1989 Incentive Stock Option Plan, as amended (the "Incentive Plan"), incentive stock options (as defined in Section 422A of the Internal Revenue Code of 1986, as amended) to purchase shares of common stock may be issued to key employees including executive officers and directors who are employees. The Incentive Plan is administered by the Company's Board of Directors, which designates the optionees, option prices (which may not be less than fair market value on the date of grant), date of grant, and terms of options (which may not be more than ten years). All Incentive Plan options are non-assignable. The Incentive Plan terminates when all options issuable thereunder have been exercised.
      During fiscal 1994, the shareholders voted to increase the number of shares reserved for issuance under the Incentive Plan from 310,000 to 510,000 shares. During fiscal 1994, fiscal 1996 and fiscal 1997, the Board of Directors approved reductions, from $6.28 to $5.25, $5.70 to $5.25 and $5.25 to $3.50 respectively, in the exercise price of outstanding options under the Incentive Plan. The reduced exercise prices were not less than fair market value of the Company's common stock on the date of the reductions and the reductions of the exercise prices of the options did not result in compensation expense charges.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Information related to the Incentive Plan is summarized as follows:
                                        Incentive Stock Options Outstanding
                                        -----------------------------------
                                         Shares   Exercise Price per Share
--------------------------------------------------------------------------
Balance at February 28, 1993             196,034      $ 6.28
Granted                                   98,600        6.28
Cancelled                                (18,700)       5.25  -      6.28
--------------------------------------------------------------------------
Balance at February 28, 1994             275,934        5.25
Granted                                   36,000        5.25  -      5.70
Cancelled                                (27,378)       5.25
--------------------------------------------------------------------------
Balance at February 28, 1995             284,556        5.25  -      5.70
Granted                                   23,600        5.25
Cancelled                                (59,878)       5.25  -      5.70
--------------------------------------------------------------------------
Balance at February 29, 1996             248,278        5.25
Granted                                   89,200        3.50  -      5.25
Cancelled                                (32,600)       3.50  -      5.25
--------------------------------------------------------------------------
Balance February 28, 1997                304,878      $ 3.50
==========================================================================

As of February 28, 1997 and February 29, 1996, options for 199,438 and 168,498 shares, with weighted average exercise prices of $3.50, were exercisable, and options for 205,122 and 261,722 shares, respectively, were available to be granted under the Incentive Plan.

Under the Company's 1989 Non-Qualified Stock Option Plan (the "Non-Qualified Plan"), up to 15,000 common stock options, which are not "incentive stock options" as defined in Section 422A, may be issued to key employees, executive officers and directors of the Company, including directors who are not employees. The Non-Qualified Plan is administered by the Company's Board of Directors, which designates the optionees, option price, date of grant, and terms of options (which may not be more than ten years). All Non-Qualified Plan options are non-assignable. The Non-Qualified Plan terminates when all options issuable thereunder have been exercised.
      During fiscal 1994 and fiscal 1997, the Board of Directors approved a reduction, from $7.00 to $5.25 and from $5.25 to $3.50, respectively, in the exercise price of outstanding options under the Non-Qualified Plan. The reduction of the exercise price of these options did not result in compensation expense charges.
      At February 28, 1997, options to purchase 10,000 shares of common stock at an exercise price of $3.50 per share were outstanding under the Non-Qualified Plan. All such options were exercisable.
      On March 14, 1995, the Company's Board of Directors approved the GZA 1995 Stock Incentive Plan (the "Stock Plan"), and such Stock Plan was subsequently approved by the shareholders on July 11, 1995. Pursuant to the Stock Plan, the Company may grant certain key employees, at no cost, shares of "restricted stock" of the Company in appreciation of services. A condition of receipt of any award under the Stock Plan is that the employee must either own, or agree to acquire within one year, an equivalent number of shares. All shares awarded under the Stock Plan vest over a five-year period. The maximum number of shares that may be granted under the Stock Plan is 200,000. Pursuant to the Stock
Plan, in November 1996, March 1996 and April 1995, 10,000, 5,053 and 12,418
shares, respectively, were issued to certain employees.
      In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 is effective for periods beginning after December 15, 1995. SFAS No. 123 requires that companies either recognize compensation expense for grants of stock, stock options, and other equity instruments based on fair value, or provide pro forma disclosure of net income and earnings per share in the notes to the financial statements. The Company adopted the disclosure provisions of SFAS No. 123 in fiscal 1997 and has applied APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates as calculated in accordance with SFAS No. 123, the impact on the Company's net income and earnings per share for the fiscal years ended February 28, 1997 and February 29, 1996 would not have been material.

The weighted average fair value of the common stock at date of grant for options granted during 1997 and 1996 was $3.66 and $3.28 per option, respectively. The fair value of these options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions for 1997 and 1996: risk free interest rates of 6.92% and 6.85%, respectively; dividend yields

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of 0%; volatility factors of the expected market price of the Company's common stock of 30%; and a weighted average expected life of the options of 5 years.

Note 11. Discontinued Operations
The Company and P&P Service, Inc. ("P&P") were equal joint venture partners of Fonditek International, Inc. ("Fonditek"), which performed specialty construction services. As reported in financial statements for fiscal 1995, the Company adopted a plan of complete liquidation and abandoned the specialty construction business and reports results of that business as discontinued operations.

      The loss from discontinued operations for fiscal year ended February 28, 1995, net of tax benefit, was $704,000 and the estimated loss from liquidation and disposal of the specialty construction business, net of tax benefit, for the fiscal year ended February 28, 1995 was approximately $1,512,000. Revenue from discontinued operations for the year ended February 28, 1995 was $1,129,000.

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

Note 12. Income Taxes

Provision for income taxes from continuing operations consisted of the following:


                                         February 28,   February 29,     February 28,
                                             1997          1996             1995
-------------------------------------------------------------------------------------
Currently payable:

State                                      $ 151,000       $162,000        $ 189,000

Foreign                                            -        147,000                -

Federal                                      602,000         32,000          445,000
------------------------------------------------------------------------------------
      Total  current                         753,000        341,000          634,000
------------------------------------------------------------------------------------
Deferred (prepaid):

State                                       (121,000)        23,000          (44,000)

Federal                                     (340,000)       121,000         (140,000)
-----------------------------------------------------------------------------------
      Total deferral (prepaid)              (461,000)       144,000         (184,000)
------------------------------------------------------------------------------------
      Total provision for income taxes     $ 292,000       $485,000        $ 450,000
====================================================================================

Deferred income taxes are provided to account for temporary differences between the financial reporting basis and income tax basis of the Company's assets and liabilities using the liability method of accounting for income taxes. Deferred taxes represent the future income tax effect of reported differences between the book and tax bases of the Company's assets and liabilities.


Reconciliations of the U.S. federal statutory income tax rate to the effective income tax rate are as follows:

                                                  1997        1996         1995
-------------------------------------------------------------------------------
U.S. federal statutory income tax rate             34%         34%           34%
State and foreign income tax, net of
federal income tax benefit                          3          11           (10)
Interest income exempt from federal tax            (3)         (4)            6
Reduction of valuation allowance                    -          (4)            -
Non-deductible expenses                             2           1             5
-------------------------------------------------------------------------------
      Effective income tax rate                    36%         38%           35%
===============================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


GZA's net deferred tax asset at February 28, 1997 and February 29, 1996 consists of gross deferred tax liabilities of $347,000 and $687,000 and deferred tax assets of $1,514,000 and $1,402,000, respectively. The components of GZA's net deferred tax assets as of February 28, 1997 and February 29, 1996 are as follows:

                                               1997         1996
------------------------------------------------------------------
Cash versus accrual method of accounting    $ 140,000    $  92,000

Depreciation and amortization                 207,000      594,000

Net operating loss carryforwards             (211,000)          --

Allowance for doubtful accounts              (317,000)    (497,000)

Restructuring reserve                        (321,000)    (319,000)

Accrued vacation                             (278,000)    (258,000)

Other accrued expenses                       (387,000)    (327,000)

Valuation allowance                           440,000      455,000
------------------------------------------------------------------

Total net deferred tax assets               $(727,000)   $(260,000)
==================================================================




The components of GZA's deferred income tax provision (benefit) from continuing operations for the years ended February 28, 1997 and February 29, 1996 are as follows:


                                                  1997         1996
--------------------------------------------------------------------
Cash versus accrual method of accounting       $  47,000    $(71,000)

Net operating loss carryforwards                (211,000)         --

Depreciation and amortization                   (390,000)     72,000

Allowance for doubtful accounts                  181,000     (31,000)

Restructuring reserves                                 -      10,000

Other accrued expenses                           (88,000)    164,000
--------------------------------------------------------------------
Total deferred income tax provision (benefit)  $(461,000)   $144,000
====================================================================


Note 13. Retirement and Benefit Plans
The Company maintains a Profit Sharing Plan under Section 401(k) of the Internal Revenue Code which covers all employees who meet minimum age and service requirements. Annual Company contributions are determined by the Board of Directors. The year end for the profit sharing plan is December 31. Amounts contributed by the Company under the plan vest according to a seven-year vesting schedule. To participate in the plan, an employee must contribute a minimum of 2% of his or her base salary, and may contribute additional amounts. Participant contributions are fully vested at all times. The Company's contributions to the plan were $682,000, $709,000 and $707,000 in fiscal 1997, 1996 and 1995, respectively. In fiscal 1997, 1996 and 1995, the Board of Directors voted to make 25% of the Company's contribution to the Plan in stock of the Company. As a result, in fiscal years 1997, 1996 and 1995, respectively, 58,064, 50,663 and 38,999 shares of the Company's stock (having a total fair value of approximately $171,000, $177,000 and $176,000 on the date of contribution) were contributed in addition to cash contributions of $511,000, $532,000 and $531,000, respectively.
      The Company also maintains an employee stock purchase plan under which up to 220,000 shares of the Company's common stock are available for purchase by its employees. Eligible employees can purchase shares of the stock at the lower of 85% of the fair market value of the stock on the first or last day of each six month period beginning on March 1 or September 1. Monies to purchase the shares are withheld from an employee's pay through payroll deductions. Under the plan, 12,998, 22,510 and 26,542 shares were purchased for fiscal 1997, 1996 and 1995, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 14. Related Party Transactions
The Company leases office space from certain stockholders and from entities owned by certain stockholders and employees. Lease payments, net of sublease income, to these entities totaled $957,000, $990,000 and $1,027,000 in fiscal 1997, 1996 and 1995, respectively.

Note 15. Commitments and Contingencies
Commitments. The Company leases certain facilities under the terms of various noncancellable operating leases, including leases with related parties described in Note 14. Lease terms generally range from two to five years. Additionally, the Company leases certain equipment under operating leases.

Future minimum lease payments under noncancellable operating leases are as follows:

1998                                                                 $1,922,000

1999                                                                  1,473,000

2000                                                                  1,187,000

2001                                                                    939,000

2002                                                                     79,000
-------------------------------------------------------------------------------
Total minimum lease payments                                         $5,600,000
===============================================================================

Rent expense charged to operations was $2,312,000, $2,224,000 and $2,201,000 in fiscal 1997, 1996 and 1995, respectively.

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

SUPPLEMENTAL INFORMATION
PRICE RANGE OF COMMON STOCK

The Company's common stock is traded in the over-the-counter market under the symbol "GZEA" and is included in the National Association of Securities Common
Dealers, Inc. National Market System ("NASDAQ"). The following table sets forth the quarterly range of high and low prices per share of common stock for fiscal year 1997, as reported by NASDAQ.

Fiscal 1997:                                    High         Low
-----------------------------------------------------------------

First Quarter                                  3-3/4       3-1/8

Second Quarter                                 3-3/4     2-11/16

Third Quarter                                  3-1/2       2-3/4

Fourth Quarter                                 3-1/2       2-7/8



As of May 20, 1997, the Company's common stock was held by 352 holders of record. The Company has never paid cash dividends on its common stock, and does not intend to pay cash dividends in the foreseeable future. The Company currently intends to retain any future earnings to finance growth.


SELECTED QUARTERLY FINANCIAL DATA

Three months ended                                           2/28/97    11/30/96    8/31/96     5/31/96
-------------------------------------------------------------------------------------------------------
In thousands except per share amounts (unaudited)

Revenues                                                    $15,453     $15,376     $15,042     $13,469

Net revenues                                                  9,527       9,034       9,691       9,959

Income (loss) from continuing operations                        682        (714)        281         344

Net income (loss) from continuing operations                    615        (491)        179         226

Net loss from discontinued operations                            --          --          --          --

Net income (loss)                                               615        (491)        179         226

Net income (loss) per share from continuing operations      $   .15     $  (.12)    $   .04     $   .06

Net income (loss) per share from discontinued operations         --          --          --          --

Net income (loss) per share                                 $   .15     $  (.12)    $   .04     $   .06

Weighted average common and
  common equivalent shares outstanding                        3,947       3,949       3,932       3,901




Three months ended                                           2/29/96    11/30/95    8/31/95     5/31/95
-------------------------------------------------------------------------------------------------------
In thousands except per share amounts (unaudited)

Revenues                                                    $16,480     $19,743     $17,327     $16,275

Net revenues                                                  9,303      10,601      10,177      10,077

Income (loss) from continuing operations                       (247)      1,031          99         367

Net income (loss) from continuing operations                    (32)        568          72         190

Net income (loss) from discontinued operations                   66          --        (165)         --

Net income (loss)                                                34         568         (93)        190

Net income (loss) per share from continuing operations      $  (.01)    $   .15     $   .02     $   .05

Net income (loss) per share from discontinued operations    $   .01          --     $  (.04)         --

Net income (loss) per share                                      --     $   .15     $  (.02)    $   .05

Weighted average common and
  common equivalent shares outstanding                        3,866       3,865       3,850       3,839


CORPORATE INFORMATION


DIRECTORS AND EXECUTIVE OFFICERS

Donald T. Goldberg                      Joseph D. Guertin                               Paul F. Gorman
Chairman of the Board of Directors      Director                                        Director
                                        Senior Vice President,
Andrew P. Pajak                         GZA GeoEnvironmental, Inc.                      Lewis Mandell
Director                                                                                Director
President and                           Lawrence Feldman
Chief Executive Officer                 Director                                        Thomas W. Philbin
                                        Senior Vice President,                          Director
Joseph P. Hehir                         GZA GeoEnvironmental, Inc.
Chief Financial Officer                                                                 John E. Ayres
                                        Irvine G. Reinig II                             Executive Vice President,
M. Joseph Celi                          Director                                        Business Development
Director
Executive Vice President,               Timothy W. Devitt                               Richard M. Simon
Remediation Services                    Director                                        Executive Vice President,
                                                                                        Professional Practice



STOCKHOLDER INFORMATION

Independent Accountants                 Annual Meeting                                  Operations
Coopers & Lybrand LLP                   The Annual Meeting of Stockholders              The Company conducts all
Boston, Massachusetts                   will be held at 10:00 a.m. on                   its operations through its
                                        July 15, 1997 at the Sheraton                   wholly owned subsidiaries
Counsel                                 Needham Hotel, 100 Cabot Street,                GZA GeoEnvironmental,
Foley, Hoag & Eliot LLP                 Needham, Massachusetts.                         Inc. (GZA) and GZA
Boston, Massachusetts                                                                   Remediation, Inc. (GZAR);
                                        Stockholder Reports                             and through GZA's wholly
Registrant and Transfer Agent           A copy of the Company's 10-K,                   owned subsidiary GZA
American Stock Transfer                 as filed with the Securities and                Drilling, Inc.; through
& Trust Company                         Exchange Commission, may be                     the Company's affiliate
40 Wall Street                          obtained without charge by                      Aquaterra Environmental
New York, New York 10005                writing to Investor Relations,                  Consultants Limited, a joint
Tel 212/936-5100                        GZA GeoEnvironmental                            venture of the Company and
                                        Technologies, Inc.,                             Carl Bro Group (UK) Ltd.;
Common Stock Listing                    320 Needham Street,                             and through the Company's
The common stock of                     Newton Upper Falls,                             affiliate Goldberg-Zoino
GZA GeoEnvironmental                    Massachusetts 02164                             Associates of New York,
Technologies, Inc.                                                                      P.C. (doing business as GZA
is traded over the counter              Coporate Headquarters                           GeoEnvironmental of New
in the NASDAQ national                  GZA GeoEnvironmental                            York), a New York professional
market quotation system                 Technologies, Inc.                              service corporation
under the symbol GZEA.                  320 Needham Street                              wholly owned by officers,
                                        Newton, Upper Falls                             directors, and stockholders
                                        Massachusetts 02164                             of the Company. The
                                        Tel 617/969-0050                                Company was incorporated
                                        Fax 617/969-0715                                in Delware on May 5, 1989.