Form 10-K, Exhibit 13
period 1998-02-28
GZA GEOENVIRONMENTAL TECHNOLOGIES INC
filed 1998-05-29
CIK 852004

                                                                    Exhibit 13.1


SUMMARY OF FINANCIAL INFORMATION

Years ended                                       2/28/98     2/28/97     2/29/96     2/28/95      2/28/94
-----------------------------------------------------------------------------------------------------------
(In thousands except per share amounts)

STATEMENT OF OPERATIONS DATA:

Net revenues                                      $37,851     $38,211     $40,158     $ 40,995     $40,620

Income from continuing operations, before
other income and taxes                              1,810         565       1,260        1,179       2,424

Income from continuing operations before taxes      2,247         821       1,283        1,272       2,718

Income from continuing operations                   1,370         529         798          822       1,672

Income (loss) from discontinued operations              -           -        (99)      (2,216)           4

Net income (loss)                                   1,370         529         699      (1,394)       1,676


BASIC EARNINGS PER SHARE:

Earnings per share from continuing operations     $   .35     $   .13     $   .21     $    .22     $   .45

Loss per share from discontinued operations             -           -     $ (.03)     $  (.59)           -

Basic earnings (loss) per share                   $   .35     $   .13     $   .18     $  (.37)     $   .45

Basic weighted average shares outstanding           3,932       3,929       3,857        3,780       3,732


DILUTED EARNINGS PER SHARE:

Earnings per share from continuing operations     $   .34     $   .13     $   .21     $    .22     $   .45

Loss per share from  discontinued operations            -           -     $ (.03)     $  (.59)           -

Diluted earnings (loss) per share                 $   .34     $   .13     $   .18     $  (.37)     $   .45

Diluted weighted average shares outstanding         3,973       3,929       3,857        3,780       3,732

      BALANCE SHEET DATA:

Working capital                                   $17,366     $17,177     $18,175     $ 16,582     $17,745

Total assets                                       34,221      35,535      37,614       39,111      38,294

Long-term debt (less current portion)                   -           -       1,860        2,730       3,409

Stockholders' equity                              $22,886     $23,257     $22,465     $ 21,685     $22,807

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, (i) the percentage which certain items in the consolidated statements of operations of the Company bear to net revenues, and (ii) the percentage increase (decrease) in the dollar amount of such items from year to year.

                                                                                       Year-to-Year
                                                      Percentage                        Percentage
                                                   of Net Revenues                 Increase (Decrease)
--------------------------------------------------------------------------------------------------------
                                                      Year Ended                       Fiscal Years
--------------------------------------------------------------------------------------------------------
                                       February 28,   February 28,   February 29,   1998 vs.   1997 vs.
                                           1998           1997           1996         1997       1996
--------------------------------------------------------------------------------------------------------

Net revenues                               100%           100%           100%          (1)%        (5)%

Salaries and related costs                  71             73             72           (3)         (4)

General and administrative expenses         24             26             25           (8)         (1)

Income from continuing operations,
before other income and taxes                5              1              3          220         (55)

Other income, net                            1              1              -           71       1,013

Provision for income taxes                   2              1              1          200         (40)

Income from continuing operations            4              1              2          159         (34)

Loss from discontinued operations            -              -              -            -        (100)

Net income (loss)                            4              1              2          159         (24)


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

Salaries and related costs include the cost of professional, clerical and administrative salaries, and related costs such as taxes, insurance, Incentive Compensation Plan bonuses and other fringe benefits. General and administrative expenses include costs of marketing, professional development and training, professional and general liability insurance, claims and legal proceedings, occupancy, depreciation, amortization, and clerical and administrative overhead.

In fiscal 1996 the Company discontinued its specialty construction business; accordingly, the financial statements for the year ended February 29, 1996 have been reclassified and prior years' results have been restated to report separately the operating results of the business. The following discussion and analysis relates to the continuing operations of the Company.

FISCAL 1998 AND 1997 VERSUS PRIOR YEARS      1998 vs. 1997         1997 vs. 1996
                                                Decrease             Decrease          1996 Amount
                                           -----------------    -------------------    -----------

Net Revenues.                              ($360,000) (0.9%)    ($1,947,000) (4.8%)    $40,158,000

The net revenues decrease in fiscal 1998 is attributable to the Company's decision to discontinue operations of the Phoenix, Arizona office in the second quarter of fiscal 1998 and lower prices due to increasingly competitive market conditions for geotechnical, environmental consulting and drilling services. The net revenues decline was offset partially by an increase in billable hours of the technical staff for contracted activity in the Northeast Region and by an increase in net revenues from the Company's drilling operations.

The net revenues decrease for fiscal 1997 is attributable to lower prices due to increasingly competitive market conditions for geotechnical, environmental consulting and drilling services. The decline in net revenues was also attributable in part to the closure of the Gainesville, Florida drilling operation and by the Company's decision to write off $500,000 for obsolete drilling equipment and inventory which could not be billed to clients in future periods. The decrease for fiscal 1997 was offset partially by favorable contract settlements amounting to $644,000 after payment of legal, expert witness and consulting fees.

                                 1998 vs. 1997         1997 vs. 1996
                                    Decrease             Decrease          1996 Amount
                               -----------------    -------------------    -----------

Salaries and Related Costs.    ($801,000) (2.9%)    ($1,136,000) (3.9%)    $28,918,000

The decrease in fiscal 1998 salaries and related costs reflects reduced salary and benefit costs of approximately $907,000 as result of staffing and management restructuring efforts which were initiated in fiscal 1997 and continued into fiscal 1998 and, to a lesser extent, the Company's decision to discontinue operations of the Phoenix office. The salaries and related cost reductions were offset, in part, by an increase in Incentive Compensation Plan (bonus) payments of approximately $106,000.

The decrease for fiscal 1997 is attributable to reduced salary and benefit costs as result of staff reductions and reduced bonus payments as result of the Company's not meeting budgeted operating goals. The decrease was offset partially by severance payments for downsized operations and salary costs associated with the hiring and transition to a new Chief Executive Officer.

                                         1998 vs. 1997         1997 vs. 1996
                                            Decrease             Decrease          1996 Amount
                                       -----------------    -------------------    -----------

General and Administrative Expenses.   ($804,000) (8.2%)    ($116,000) (1.2%)      $9,980,000

The decrease in fiscal 1998 general and administrative expenses reflects approximately $222,000 in lower occupancy cost as result of lease cost reductions associated with the Company's decision to downsize operations in fiscal 1997 and the decision to discontinue operations of the Phoenix office in the second quarter of fiscal 1998. In addition, fiscal 1997 reflects a goodwill write-down of $400,000 for prior years' acquisitions and approximately $300,000 in closing costs for the Gainesville drilling operation.

The decrease in fiscal 1997 is attributable to decreases in professional liability insurance premium cost, claims and legal defense cost, and financial and general management consulting fees which were offset partially by the Company's decision to write off $400,000 of goodwill for prior years' acquisitions based on projected operating results. In addition, fiscal 1997 reflects costs for closing the Gainesville drilling operation and recruiting expenses associated with the hiring of a new Chief Executive Officer.

                                        1998 vs. 1997         1997 vs. 1996
                                          Increase              Increase          1996 Amount
                                       ---------------      ----------------      -----------

Other Income, Net.                     $181,000  70.7%      $233,000  1013%         $23,000

The increase in fiscal 1998 other income, net is due primarily to a $35,000 increase in interest income, a reduction of $110,000 in borrowing cost and a $69,000 increase in the Company's equity income from Aquaterra Environmental Consultants Ltd., a 50% owned joint venture with Carl Bro Group (UK) Ltd.

The increase in fiscal 1997 is attributable primarily to a $135,000 increase in interest income, a $200,000 decrease in borrowing costs and a $38,000 increase in joint venture equity investments which were offset partially by a $151,000 reduction in income from sale of securities.

Provision for Income Taxes. The provision for income taxes reflects effective tax rates for fiscal 1998, 1997, and 1996 of 39%, 36%, and 38%, respectively. Differences from the 34% federal statutory rate resulted primarily from the combined effect of the addition of provisions for state taxes (net of federal tax benefit), tax-exempt interest income, and other non-deductible items.

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

Inflation. Management does not believe that inflation has had a significant effect on the Company's results of operations.

Future Operating Results. The volume of the Company's services is affected by reduced federal and state government spending and changes in environmental regulations. In addition, the industry is continuing to experience a period of consolidation, continuing price competition and increasing salaries and demand for entry level and experienced project managers. These trends are expected to continue.

Liquidity and Capital Resources. Cash provided by operating activities was $3,265,000 in fiscal 1998 compared with $5,218,000 in fiscal 1997. The Company made capital expenditures of $1,232,000 in fiscal 1998 and $995,000 in 1997. The increase in capital expenditures in fiscal 1998 reflects the Company's investments in computer technology to improve internal communications, increase efficiency and expand client services.

The Company announced a 500,000 share buyback program during fiscal 1998 and had purchased 400,475 shares at a cost of $1,971,000 as of February 28, 1998. The Company may continue to purchase shares from time to time at prevailing market prices in the open market.

The Company has a Revolving Credit and Term Loan Agreement with Fleet Bank which provides for unsecured borrowings in the aggregate amount of $10,000,000. The facility consists of a revolving credit line of $5,500,000 and a term loan facility of $4,500,000. Revolving credit advances bear interest at the bank's floating base rate or, at the Company's option, at LIBOR plus 200 basis points. Under the terms of the line of credit, the Company is required to maintain a minimum net worth, working capital, current ratio, quick ratio, tangible net worth and cash flow coverage ratio. Term loans bear interest at the bank's floating rate or, at the Company's option, at a fixed rate equal to the bank's cost of funds plus 200 basis points. At February 28, 1998, the Company had no borrowings under the revolving credit line and no term loans.

The Company's cash and cash equivalents were $4,594,000 at the end of fiscal 1998 compared with $4,229,000 at the end of fiscal 1997. Short-term investments were $3,519,000 at the end of fiscal 1998 compared with $3,456,000 at the end of fiscal 1997. These investments consist primarily of tax-exempt municipal bonds, taxable U. S. Treasury Notes and other bonds and commercial paper.

In addition to routine new, replacement, and facility improvement capital expenditures, the Company anticipates spending approximately $900,000 during fiscal 1999 to continue to upgrade the Company's computer technology, software and management information systems and approximately $300,000 for drilling equipment required to complete contracts in fiscal years 1999 and 2000.

Funding requirements for operations and for future growth are expected to be met from existing cash and investments and funds generated from operations. The Company believes that these sources will enable it to meet its cash requirements for at least the next twelve months.

OTHER ACCOUNTING MATTERS. The Company is evaluating its present in-house computer applications and their functionality with respect to the "Year 2000." Based on the results of such evaluation to date, the Company does not expect to incur material "Year 2000" remediation costs in the current or future fiscal years.

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 130 (SFAS 130), "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Management has not yet determined whether the implementation of SFAS 130 will have any impact on the Company's financial reporting.

In June 1997, the FASB issued Statement of Financial Accounting Standards
No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement specifies new guidelines for determining a company's operating segments and related requirements for disclosure. Management has not yet determined whether the implementation of SFAS 131 will have any impact on the Company's financial reporting.

REPORT OF INDEPENDENT ACCOUNTANTS

    To the Board of Directors and Stockholders of GZA GeoEnvironmental Technologies, Inc. and Affiliate:

         We have audited the accompanying consolidated balance sheets of GZA GeoEnvironmental Technologies, Inc. and its subsidiaries and affiliate as of February 28, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended February 28, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GZA GeoEnvironmental Technologies, Inc. and its subsidiaries and affiliate as of February 28, 1998 and 1997 and the consolidated results of their operations and cash flows for each of the three years in the period ended February 28, 1998 in conformity with generally accepted accounting principles.



    /s/ Coopers & Lybrand L.L.P.


    Boston, Massachusetts
    May 5, 1998

CONSOLIDATED BALANCE SHEETS

February 28, 1998 and  1997                                              1998             1997
---------------------------------------------------------------------------------------------------

ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                          $  4,594,000     $  4,229,000
  Available-for-sale securities                                         3,519,000        3,456,000
  Accounts receivable, net                                             11,423,000       13,059,000
  Costs and estimated earnings in excess of
    billings on uncompleted contracts, net                              7,261,000        6,953,000
  Prepaid expenses and other current assets                               133,000          371,000
  Deferred income taxes                                                 1,029,000        1,057,000
--------------------------------------------------------------------------------------------------
      Total current assets                                             27,959,000       29,125,000
Property and equipment, net                                             5,344,000        5,514,000
Other assets, net                                                         918,000          896,000
--------------------------------------------------------------------------------------------------
Total assets                                                         $ 34,221,000     $ 35,535,000
==================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable, trade                                            $  4,373,000     $  5,255,000
  Accrued payroll and expenses                                          4,283,000        4,064,000
  Billings in excess of costs and estimated
    earnings on uncompleted contracts                                   1,835,000        2,266,000
  Income taxes payable                                                    102,000          363,000
--------------------------------------------------------------------------------------------------
      Total current liabilities                                        10,593,000       11,948,000
--------------------------------------------------------------------------------------------------
Deferred income taxes                                                     742,000          330,000

Commitments and contingencies                                                   -                -

STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; authorized -
    1,000,000 shares; issued and outstanding - none                             -                -
  Common stock, $.01 par value; authorized -
    14,000,000 shares; issued - 4,027,440 shares at February 28,
    1998 (including treasury   shares) and
    3,948,794 shares at February 28, 1997                                  40,000           39,000
  Capital in excess of par value                                       14,430,000       14,202,000
  Unrealized losses on available-for-sale securities                       (6,000)          (7,000)
  Retained earnings (includes $890,000 and $886,000 of retained earnings of the Company's consolidated affiliate at
    February 28, 1998 and 1997, respectively)                          10,393,000        9,023,000
--------------------------------------------------------------------------------------------------
      Subtotal                                                         24,857,000       23,257,000
  Less: Common stock held in treasury, at cost (400,475 and
    0 shares at February 28, 1998 and 1997, respectively)              (1,971,000)               -
==================================================================================================
  Total stockholders' equity                                           22,886,000       23,257,000
==================================================================================================
  Total liabilities and stockholders' equity                         $ 34,221,000     $ 35,535,000
==================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended February 28, 1998, 1997, and February 29, 1996         1998             1997             1996
---------------------------------------------------------------------------------------------------------------------

Revenues                                                               $59,546,000      $59,340,000      $69,825,000

Reimbursable expenses                                                   21,695,000       21,129,000       29,667,000
---------------------------------------------------------------------------------------------------------------------
         Net revenues                                                   37,851,000       38,211,000       40,158,000

Costs and expenses:

  Salaries and related costs                                            26,981,000       27,782,000       28,918,000

  General and administrative                                             9,060,000        9,864,000        9,980,000
---------------------------------------------------------------------------------------------------------------------
Income from continuing operations, before other income and taxes         1,810,000          565,000        1,260,000
---------------------------------------------------------------------------------------------------------------------
Other income (expense):

  Interest income                                                          346,000          311,000          176,000

  Gain (loss) on sale of equipment, and other assets                        (6,000)          27,000          151,000

  Gain on insurance settlement                                                   -                -           16,000

  Equity in net income (loss) of joint venture                              97,000           28,000          (10,000)

  Interest expense                                                               -         (110,000)        (310,000)
---------------------------------------------------------------------------------------------------------------------
  Total other income, net                                                  437,000          256,000           23,000
---------------------------------------------------------------------------------------------------------------------
Income from continuing operations before provision for income taxes      2,247,000          821,000        1,283,000

Provision for income taxes                                                 877,000          292,000          485,000
---------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                        1,370,000          529,000          798,000

Discontinued operations (Note 12):

Loss from discontinued operations, net of income taxes                           -                -          (99,000)
---------------------------------------------------------------------------------------------------------------------
Net income                                                             $ 1,370,000      $   529,000      $   699,000
---------------------------------------------------------------------------------------------------------------------
Basic earnings per share:

  Earnings per share from continuing operations                        $       .35      $       .13      $       .21

  Loss per share from discontinued operations                                    -                -      $      (.03)

  Basic earnings per share                                             $       .35      $       .13      $       .18

  Basic weighted average shares                                          3,932,000        3,929,000        3,857,000

Diluted earnings per share:

  Earnings per share from continuing operations                        $       .34      $       .13      $       .21

  Loss per share from discontinued operations                                    -                -      $      (.03)

  Diluted earnings per share                                           $       .34      $       .13      $       .18

  Diluted weighted average shares                                        3,973,000        3,929,000        3,857,000
======================================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                      Common Stock                   Unrealized                  Treasury Stock
                                  --------------------               Losses on                --------------------
                                  Number of              Capital in  Available-                                            Total
                                    Shares      Par      Excess of    for-Sale     Retained   Number of                Stockholders'
                                  Securities   Value     Par Value   Securities    Earnings    Shares       Amount         Equity
------------------------------------------------------------------------------------------------------------------------------------

Balance
February 28, 1995                  3,824,544  $ 38,000  $13,866,000   $(14,000)  $ 7,795,000                            $21,685,000

  Issuance of common stock            41,066     1,000       83,000                                                          84,000

  Change in unrealized losses on
  available-for-sale securities                                         (3,000)                                              (3,000)

  Net income                                                                         699,000                                699,000
------------------------------------------------------------------------------------------------------------------------------------

Balance
February 29, 1996                  3,865,610    39,000   13,949,000    (17,000)    8,494,000                             22,465,000

  Issuance of common stock            83,184         -      253,000                                                         253,000

  Change in unrealized losses on
  available-for-sale securities                                         10,000                                               10,000

  Net income                                                                         529,000                                529,000
------------------------------------------------------------------------------------------------------------------------------------

Balance
February 28, 1997                  3,948,794    39,000   14,202,000     (7,000)    9,023,000                             23,257,000

  Issuance of common stock            78,646     1,000      228,000                                                         229,000

  Change in unrealized losses on
 available-for-sale securities                                           1,000                                                1,000

  Net income                                                                       1,370,000                              1,370,000

  Buy back of  treasury
 shares (Note  10)                                                                             400,475    (1,971,000)    (1,971,000)
------------------------------------------------------------------------------------------------------------------------------------

Balance
February 28, 1998                  4,027,440   $40,000  $14,430,000    $(6,000)  $10,393,000   400,475   $(1,971,000)   $22,886,000
====================================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended  February 28, 1998,  1997 and  February 29, 1996         1998            1997            1996
---------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Income from continuing operations                                        $ 1,370,000     $   529,000     $   798,000
Adjustments to reconcile income from continuing
operations to net cash provided by operating activities:

   Discontinued operations                                                         -               -         (99,000)
   Depreciation and amortization                                           1,333,000       2,295,000       1,166,000
   (Gain) loss on sale of equipment, other asset                               6,000         (27,000)       (151,000)
   Gain on insurance settlement                                                    -               -         (16,000)
   Equity in net income (loss) of joint venture                              (97,000)        (28,000)         10,000
   Deferred (prepaid) income taxes                                           442,000        (461,000)         69,000
   Changes in assets and liabilities:

     Decrease (increase) in accounts receivable, net                       1,636,000       2,596,000         (83,000)
     Decrease (increase) in costs and estimated earnings in excess of
       billings on uncompleted contracts, net                               (739,000)        248,000         188,000
     Decrease (increase) in prepaid expenses and other current assets        238,000         114,000        (174,000)
     Decrease in refundable income taxes                                           -         138,000         355,000
     Decrease in accounts payable, trade                                    (882,000)       (230,000)       (601,000)
     (Decrease) increase in accrued payroll and expenses                     219,000        (319,000)     (1,065,000)
     Increase (decrease) in income taxes payable                            (261,000)        363,000               -
---------------------------------------------------------------------------------------------------------------------
           Net cash provided by operating activities                       3,265,000       5,218,000         397,000
---------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in restricted cash                                                        -               -       1,900,000
Increase in available-for-sale securities                                    (64,000)       (700,000)       (709,000)
Proceeds from disposal of equipment                                           82,000         216,000          23,000
Proceeds from sale of securities                                                   -               -         703,000
Acquisition of property and equipment                                     (1,232,000)       (995,000)       (929,000)
(Increase) decrease in other assets                                           56,000        (108,000)        370,000
Decrease  in due from affiliates                                                   -         676,000         243,000
---------------------------------------------------------------------------------------------------------------------
           Net cash (used) provided by investing activities               (1,158,000)       (911,000)      1,601,000
---------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of notes payable                                                        -        (990,000)       (879,000)
Repayments of long-term debt                                                       -      (2,659,000)       (906,000)
Proceeds from issuance of common stock, net                                  229,000         253,000          84,000
Acquisition of treasury stock                                             (1,971,000)              -               -
---------------------------------------------------------------------------------------------------------------------
           Net cash used by financing activities                          (1,742,000)     (3,396,000)     (1,701,000)
---------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                    365,000         911,000         297,000
Cash and cash equivalents at beginning of year                             4,229,000       3,318,000       3,021,000
---------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                 $ 4,594,000     $ 4,229,000     $ 3,318,000
=====================================================================================================================

Supplemental disclosure of cash flow information:
     Interest  paid                                                      $         -     $   110,000     $   310,000
     Income taxes paid (refunded), net                                   $   696,000     $   248,000     $   (14,000)


   The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GZA GeoEnvironmental Technologies, Inc. and subsidiaries and affiliate (the "Company") prepares its financial statements in accordance with generally accepted accounting principles and has adopted accounting policies and practices which are generally accepted in the industries in which it operates. The Company, a multi-disciplinary consulting firm, provides a wide range of environmental consulting, remediation, geotechnical and information system services to industrial, commercial, financial, public service, and government clients. The following are the Company's significant accounting policies.

Basis of Consolidation. The accompanying consolidated financial statements include the accounts of GZA GeoEnvironmental Technologies, Inc. and its wholly owned subsidiaries and affiliate. All material intercompany transactions and balances have been eliminated.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported amounts that reflect estimates that require the use of significant judgment by management. Such amounts include, but are not limited to, allowances for doubtful accounts, reserves for unbilled amounts and claims reserves.

Revenues and Cost Recognition. Revenue from engineering service contracts is recognized as the services are provided. Revenue from long-term contracts is generally recognized on the percentage-of-completion method. Under this method, the Company recognizes the proportion of the total profit anticipated from the contract which the cost of the work completed bears to the estimated total cost of the contractual work. For contracts which extend over more than one year, revisions in cost and earnings estimates during the course of the work are reflected in the period when the facts requiring the revision become known. Provisions for estimated losses on uncompleted contracts are made in the period when it is determined a loss may occur. For purposes of determining the percentage of completion, contract costs include all material, labor, and indirect costs related to contract performance. Contracts relating to government-funded projects may include clauses under which the contract may be terminated for the convenience of the government, or be subject to renegotiation at the request of the government based upon certain contractual conditions. If such contracts are terminated or renegotiated, the Company reflects any adjustments in the period they become known.

Cash and Cash Equivalents. Cash and cash equivalents consist of cash on hand and investments in fixed income securities with original maturity dates of three months or less.

Concentration of Credit Risk. Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts. The Company has not experienced significant losses related to receivables from individual customers or groups of customers in a particular industry or geographic area. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed present in the Company's accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts.

Available-for-Sale Securities. Available-for-sale securities, consisting primarily of tax exempt municipal bonds, taxable U.S. treasury notes and other bonds and commercial paper, with original maturity dates of three months or more, are carried at fair value. The Company limits the amount of its investments in any one entity to minimize exposure to loss. The securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported as an adjustment to stockholders' equity.

Property, Equipment and Depreciation. Property and equipment are stated at cost. Additions and improvements, unless of a relatively minor amount, are capitalized. Expenditures for normal maintenance and repairs are charged to expense as incurred. The cost and related accumulated depreciation of property and equipment sold or otherwise disposed of are eliminated from the accounts and the resulting gains or losses are reflected in income. Depreciation is provided using various straight-line and accelerated methods over the estimated useful lives of the individual assets, which range from three to ten years. Leasehold improvements are amortized on a straight-line basis over the estimated useful life of the improvement or the remaining life of the lease, whichever is shorter.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Assets. Other assets consist principally of investments in unconsolidated companies and the excess of cost over net assets acquired resulting from acquisitions of businesses (goodwill). Amortization of these costs is computed on a straight-line basis over the estimated useful life of the asset, generally twenty-five years. For the fiscal years ended February 28, 1998, 1997 and February 29, 1996, the Company recorded goodwill amortization expense of $19,000, $439,000 and $49,000, respectively.

The Company periodically reviews the propriety of carrying amounts of its long-lived and intangible assets, and periodically reviews the amortization periods, to determine whether current events and circumstances warrant adjustments to the carrying value or estimated useful lives. At each balance sheet date, management evaluates whether there has been a permanent impairment in the value of such assets by assessing the carrying value against anticipated future operating results. Factors which management considers in performing the assessment include past and projected operating results, trends and prospects. During fiscal 1997 the Company wrote off $400,000 of goodwill related to prior years' acquisitions.

Income Taxes. The Company accounts for income taxes pursuant to the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," under which the liability method is used to account for deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Computation of Earning Per Share. Effective December 15, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"), which requires the presentation of Basic and Diluted earnings per share, which replace primary and fully diluted earnings per share. Earnings per share have been restated for all periods presented to reflect the adoption of SFAS 128. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares outstanding during the period, including the dilutive effect of common stock equivalents. Stock options having an exercise price below the average fair market value of the Company's common stock during the fiscal year are deemed to be a common stock equivalent.

Reclassification. Certain reclassifications have been made to the prior years' financial statements to conform to the current presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. CONDENSED FINANCIAL INFORMATION OF AFFILIATE

The condensed financial information of the Company's affiliate, GZA GeoEnvironmental of New York, at February 28, 1998 and 1997 and for each of the three years in the period ended February 28, 1998 is as follows:

CONDENSED BALANCE SHEETS
                                                           1998            1997
--------------------------------------------------------------------------------
Total assets                                         $1,038,000      $1,304,000
================================================================================
Total liabilities                                    $  144,000      $  418,000
--------------------------------------------------------------------------------
Total stockholders' equity                           $  890,000      $  886,000
--------------------------------------------------------------------------------

CONDENSED STATEMENTS OF OPERATIONS
                                            1998           1997            1996
--------------------------------------------------------------------------------
Net revenues                          $1,099,000     $1,227,000      $1,390,000
--------------------------------------------------------------------------------
Net income (loss)                     $    4,000     $ (378,000)     $ (217,000)
--------------------------------------------------------------------------------

Accounts receivable, net, include $ 0 and $37,000 due from GZA GeoEnvironmental, Inc. ("GZA") at February 28, 1998 and 1997. In addition, approximately $198,000, $235,000 and $335,000 of net revenues were billed to GZA in fiscal 1998, 1997 and 1996, respectively.

NOTE 3. AVAILABLE-FOR-SALE SECURITIES

Unrealized losses on available-for-sale securities at February 28, 1998 and 1997 were approximately $6,000 and $7,000, respectively, net of deferred taxes. The maturities of available-for-sale securities held at February 28, 1998 are as follows:

                                            1998
                                      ----------
     Within one year                  $  504,000
     From 1-5 years                   $3,015,000
                                      ----------
     Total                            $3,519,000
                                      ----------

Certain of these available-for-sale securities have maturities in excess of one year but are classified as current assets consistent with their use. Gross realized gains and losses from available-for-sale securities were immaterial to the Company's operating results.

NOTE 4. ACCOUNTS RECEIVABLE, NET

Accounts receivable consist of the following at February 28:

                                                           1998            1997
--------------------------------------------------------------------------------

Accounts receivable, principally trade              $11,410,000     $12,737,000

Retainage                                               912,000       1,166,000
--------------------------------------------------------------------------------
                                                     12,322,000      13,903,000

Less - Allowance for doubtful accounts                  899,000         844,000
--------------------------------------------------------------------------------
                                                    $11,423,000     $13,059,000
================================================================================

All amounts billed under retainage provisions of long-term contracts are expected to be collected within one year of completion of the contracts.

NOTE 5. COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS ON UNCOMPLETED CONTRACTS, NET

Costs and estimated earnings in excess of billings on uncompleted contracts, net, which represent revenues earned but not billed under the terms of the related contracts, are as follows, as of February 28:

                                                           1998            1997
--------------------------------------------------------------------------------

Costs incurred on uncompleted contracts             $ 4,168,000     $ 3,945,000

Estimated earnings                                    3,093,000       3,008,000
--------------------------------------------------------------------------------

                                                    $ 7,261,000     $ 6,953,000
================================================================================

Included in unbilled costs and estimated earnings on uncompleted contracts are reserves of $582,000 and $678,000 as of February 28, 1998 and 1997, respectively, based on management's estimates of the contract values. Management continuously evaluates and adjusts specific reserves based on progress of contract negotiations and management's judgment of the ultimate contract value. At the point when material changes are renegotiated or known, the Company reflects the appropriate adjustments. Costs incurred on uncompleted contracts are typically billed at the end of a two-week or four-week billing cycle.

NOTE 6. PROPERTY AND EQUIPMENT, NET

Property and equipment are stated at cost and consist of the following as of February 28:

                                                           1998            1997
--------------------------------------------------------------------------------

Machinery and equipment                             $ 3,103,000     $ 2,959,000

Laboratory and technical equipment                    3,448,000       3,334,000

Furniture, fixtures and computer equipment            7,387,000       6,734,000

Motor vehicles, rigs and trucks                         748,000         661,000

Leasehold improvements                                2,495,000       2,463,000
--------------------------------------------------------------------------------
                                                     17,181,000      16,151,000

Less - Accumulated depreciation and amortization     11,837,000      10,637,000

--------------------------------------------------------------------------------
                                                    $ 5,344,000     $ 5,514,000
================================================================================

Depreciation expense for the years ended February 28, 1998, 1997 and February 29, 1996 was $1,315,000, $1,857,000 and $1,117,000, respectively.


NOTE 7. REVOLVING LINE OF CREDIT AND TERM LOAN FACILITY

The Company has entered into two financing arrangements with a financial institution (the "Bank"). The Company has available an unsecured revolving line of credit under which it can borrow up to $5,500,000 in a combination of cash and letters of credit, with interest payable monthly at the bank's Corporate Base Rate, as defined, or the applicable LIBOR rate plus 200 basis points. Under the terms of the line of credit, the Company is required to maintain a minimum net worth, working capital, current ratio, quick ratio, tangible net worth and cash flow coverage ratio. Borrowings under this revolving credit agreement totaled $0 at February 28, 1998 and 1997. The Company had no letters of credit outstanding at February 28, 1998 or 1997.

The Company also has available a $4,500,000 term loan facility, providing for term borrowings amortized through July 31, 2000 bearing interest at a variable rate equal to the bank's Corporate Base Rate, as defined, or a fixed rate over the term of the loan. Borrowings under the term loan facility totaled $0 at February 28, 1998 and 1997. The term loan facility requires maintenance of the same ratios and financial covenants as the revolving line of credit.

NOTE 8. ACCRUED PAYROLL AND EXPENSES

Accrued payroll and expenses consist of the following at February 28:

                                                           1998            1997
--------------------------------------------------------------------------------

Accrued payroll and related benefits                 $3,230,000      $2,723,000

Legal and claims reserves                               675,000         739,000

Other                                                   378,000         602,000
--------------------------------------------------------------------------------
                                                     $4,283,000      $4,064,000
================================================================================


NOTE 9. EARNINGS PER SHARE (EPS)

                                     For the Year Ended February 28, 1998
--------------------------------------------------------------------------------
                                     Income    Shares (000s)   Per share Amount
--------------------------------------------------------------------------------
Basic EPS
Income available to common
shareholders                     $1,370,000            3,932               $.35
--------------------------------------------------------------------------------
Effect of dilutive securities
Stock options                             -               41                  -
--------------------------------------------------------------------------------
Diluted EPS
Income available to
common shares and common
share equivalents                $1,370,000            3,973               $.34
================================================================================

                                     For the Year Ended February 28, 1997
--------------------------------------------------------------------------------
                                     Income    Shares (000s)   Per share Amount
--------------------------------------------------------------------------------
Basic and Diluted EPS
Income available to common
shareholders                     $  529,000            3,929               $.13
================================================================================


                                     For the Year Ended February 29, 1996
--------------------------------------------------------------------------------
                                     Income    Shares (000s)   Per share Amount
--------------------------------------------------------------------------------
Basic and Diluted EPS
Income from continuing
operations                       $  798,000            3,857               $.21
--------------------------------------------------------------------------------
Basic and Diluted EPS
Income available to common
shareholders                     $  699,000            3,857               $.18
================================================================================

NOTE 10. TREASURY STOCK

In 1997, the Board of Directors authorized the repurchase of up to 500,000 shares of the Company's common stock in the open market at prevailing prices. The amount and timing of stock repurchases depends on market conditions, share price and other factors. During the year ended February 28, 1998, the Company repurchased 400,475 shares of common stock at a cost of $1,971,000, which includes transaction fees. The Company may suspend or discontinue its stock repurchase program at any time.

NOTE 11. STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLAN

Under the Company's 1989 Incentive Stock Option Plan, as amended (the "Incentive Plan"), options to purchase shares of common stock may be issued to key employees including executive officers and directors who are employees. The Incentive Plan is administered by the Company's Board of Directors. Option prices may not be less than fair market value on the date of grant and terms of options may not be more than ten years. All Incentive Plan options are non-assignable and vest over a five-year period. The Incentive Plan terminates when all options issuable thereunder have been exercised.

The number of shares reserved for issuance under the Incentive Plan is 510,000 shares. During 1996 and 1997, the Board of Directors approved reductions, from $5.70 to $5.25 and $5.25 to $3.50, respectively, in the exercise price of outstanding options under the Incentive Plan. The reduced exercise prices were not less than fair market value of the Company's common stock on the date of the reductions and therefore did not result in compensation expense charges to the Company.

 Information related to the Incentive Plan is summarized as follows:

                                         Incentive Stock Options Outstanding
                                      ------------------------------------------
                                       Number of
                                        Shares         Range of Exercise Prices
--------------------------------------------------------------------------------

Balance at February 28, 1995            284,556        $5.25       -      5.70

Granted                                  23,600         5.25

Cancelled                              (59,878)         5.25       -      5.70
--------------------------------------------------------------------------------

Balance at February 29, 1996            248,278         5.25

Granted                                  89,200         3.50       -      5.25

Cancelled                              (32,600)         3.50       -      5.25
--------------------------------------------------------------------------------

Balance at February 28, 1997            304,878         3.50

Granted                                  10,000         3.50

Cancelled                              (18,200)         3.50

Exercised                               (3,600)         3.50
--------------------------------------------------------------------------------

Balance at February 28, 1998            293,078        $3.50
--------------------------------------------------------------------------------

As of February 28, 1998, 1997 and February 29, 1996 options for 224,158, 199,348 and 168,998 shares, with weighted-average exercise prices of $3.50, $3.50 and $5.25 (giving effect to option repricing in 1997 and 1996) were exercisable. As of February 28, 1998 options for 213,322 were available to be granted under the Incentive Plan. The weighted-average remaining contractual life of the options outstanding is 3.6 years.

Under the Company's 1989 Non-Qualified Stock Option Plan (the "Non-Qualified Plan"), up to 15,000 common stock options may be issued to key employees, executive officers and directors of the Company. The Non-Qualified Plan is administered by the Company's Board of Directors. All Non-Qualified Plan options are non-assignable and vest over a five-year period. The Non-Qualified Plan terminates when all options issuable thereunder have been exercised.

During fiscal 1997, the Board of Directors approved a reduction, from $5.25 to $3.50, in the exercise price of outstanding options under the Non-Qualified Plan. The reduction of the exercise price of these options did not result in compensation expense charges.

As of February 28, 1998, options to purchase 7,500 shares of common stock at an exercise price of $3.50 per share were outstanding under the Non-Qualified Plan. All such options were exercisable.

Under the Company's 1995 Stock Incentive Plan (the "Stock Plan"), the Company may grant certain key employees, at no cost, shares of "restricted stock" of the Company in appreciation of services. A condition of receipt of any award under the Stock Plan is that the employee must either own, or agree to acquire within one year, an equivalent number of shares. All shares awarded under the Stock Plan vest over a five-year period. Unearned compensation related to the award of restricted stock is recorded at the date of award based on the fair market value of the shares against paid in capital, and is amortized to expense over the applicable vesting period. The maximum number of shares that may be granted under the Stock Plan is 200,000. Pursuant to the Plan, 2,273, 15,053 and 12,418 shares were issued to certain employees during fiscal years ending 1998, 1997 and 1996, respectively.

The Company also maintains an employee stock purchase plan under which up to 220,000 shares of the Company's common stock are available for purchase by its employees. Eligible employees can purchase shares of the stock at the lower of 85% of the fair market value of the stock on the first or last day of each six-month period beginning on March 1 or September 1. Monies to purchase the shares are withheld from an employee's pay through payroll deductions. Under the plan, 11,102, 12,998 and 22,510 shares were purchased for fiscal 1998, 1997 and 1996, respectively.

The Company applies Accounting Principles Board Opinion No. 25 in accounting for its stock option and employee stock purchase plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair market value at the grant dates as calculated in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net income and diluted net income per common share amounts would have been reduced.

The Company's pro forma net income amounts would have been $1,304,000, $485,000 and $691,000 for the fiscal years ended February 28, 1998 and 1997 and February 29, 1996. The Company's pro forma diluted net income per share would have been $0.32, $0.12 and $0.18 for the fiscal years ended February 28, 1998 and 1997 and February 29, 1996, respectively.

The weighted-average fair value of options granted during 1998, 1997 and 1996 was $1.47, $1.47 and $1.30 per option, respectively. The fair value of these options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions for fiscal years 1998, 1997 and 1996: risk free interest rates of 6.16%, 6.68% and 6.52% respectively, dividend yields of 0%; volatility factors of the expected market price of the Company's common stock of 43%, and a weighted-average expected life of the options of five years. Because SFAS 123 is applicable only for awards granted subsequent to December 31, 1994, its pro forma effect will not be reflected fully until fiscal year 1999.


NOTE 12. DISCONTINUED OPERATIONS

Until fiscal 1995, the Company and P&P Service, Inc. ("P&P") were equal joint venture partners of Fonditek International, Inc. ("Fonditek"), which performed specialty construction services. As reported in financial statements for fiscal 1995, the Company adopted a plan of complete liquidation and abandoned the specialty construction business and reports results of that business as discontinued operations.

In fiscal 1996 a settlement agreement for liquidation of the assets and satisfaction or assumption of liabilities and settlement of related disputes was entered into by P&P, Fonditek and the Company. To reflect the net effect of the settlement for the Company's investment and related rights and obligations, the Company recorded an additional loss from discontinued operations of $99,000, net of tax benefit, of $68,000, in fiscal 1996.

NOTE 13. INCOME TAXES

The provision for income taxes from continuing operations consisted of the following for fiscal years:

                                             1998         1997         1996
------------------------------------------------------------------------------

Currently payable:

State                                      $109,000    $ 151,000     $162,000

Foreign                                           -            -      147,000

Federal                                     326,000      602,000       32,000
------------------------------------------------------------------------------
     Total  current                         435,000      753,000      341,000
------------------------------------------------------------------------------

Deferred (prepaid):

State                                        98,000     (121,000)      23,000

Federal                                     344,000     (340,000)     121,000
------------------------------------------------------------------------------
     Total deferred (prepaid)               442,000     (461,000)     144,000
------------------------------------------------------------------------------
     Total provision for income taxes      $877,000    $ 292,000     $485,000
==============================================================================


Deferred income taxes are provided to account for temporary differences between the financial reporting basis and income tax basis of the Company's assets and liabilities using the liability method of accounting for income taxes. Deferred taxes represent the future income tax effect of reported differences between the book and tax bases of the Company's assets and liabilities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reconciliations of the U.S. federal statutory income tax rate to the effective income tax rate are as follows for fiscal years:

                                                                   1998     1997    1996
-----------------------------------------------------------------------------------------

U.S. federal statutory income tax rate                              34%      34%      34%
State and foreign income tax, net of federal income tax benefit      6        3       11
Interest income exempt from federal tax                              -       (3)      (4)
Reduction of valuation allowance                                    (1)       -       (4)
Non-deductible expenses                                              -        2        1
-----------------------------------------------------------------------------------------
           Effective income tax rate                                39%      36%      38%
=========================================================================================

The Company's net deferred tax asset at February 28, 1998 and 1997 consists of gross deferred tax liabilities of $656,000 and $347,000 and deferred tax assets of $1,339,000 and $1,514,000, respectively. The Company's net operating loss carryforwards expire in fiscal 2010 through fiscal 2013. The components of the Company's net deferred tax assets as of February 28, 1998 and 1997 are as follows:

                                                1998          1997
----------------------------------------------------------------------

Cash versus accrual method of accounting     $ 164,000     $ 140,000

Depreciation and amortization                  492,000       207,000

Net operating loss carryforwards              (231,000)     (211,000)

Allowance for doubtful accounts               (359,000)     (317,000)

Restructuring reserve                         (150,000)     (321,000)

Other accrued expenses                        (599,000)     (665,000)

Valuation allowance                            396,000       440,000
----------------------------------------------------------------------
Total net deferred tax assets                $(287,000)    $(727,000)
======================================================================

The components of GZA's deferred income tax provision (benefit) from continuing operations for the years ended February 28, 1998 and 1997 are as follows:

                                                1998          1997
----------------------------------------------------------------------

Cash versus accrual method of accounting    $  24,000     $  47,000

Depreciation and amortization                 266,000      (390,000)

Net operating loss carryforwards              (21,000)     (211,000)

Allowance for doubtful accounts               (41,000)      181,000

Restructuring reserves                        172,000             -

Other accrued expenses                         68,000       (88,000)

Valuation allowance                           (26,000)            -
----------------------------------------------------------------------
Total deferred income tax provision
 (benefit)                                  $ 442,000     $(461,000)
======================================================================

NOTE 14. RETIREMENT PLAN

The Company maintains a Profit Sharing Plan under Section 401(k) of the Internal Revenue Code which covers all employees who meet minimum age and service requirements. Annual Company contributions are determined by the Board of Directors. The year end for the profit sharing plan is December 31. Amounts contributed by the Company under the plan vest according to a seven-year vesting schedule. To participate in the plan, an employee must contribute a minimum of 2% of his or her base salary, and may contribute additional amounts. Participant contributions are fully vested at all times. The Company's contributions to the plan were $661,000, $682,000 and $709,000 for fiscal 1998, 1997 and 1996, respectively. In fiscal 1998, 1997 and 1996, the Board of Directors voted to make 25% of the Company's contribution to the Plan in stock of the Company. As a result, in fiscal years 1998, 1997 and 1996, respectively, 32,445, 58,064 and 50,663 shares of the Company's stock (having a total fair value of approximately

$165,000, $171,000 and $177,000 on the date of contribution) were contributed in addition to cash contributions of $496,000, $511,000 and $532,000, respectively.

NOTE 15. RELATED PARTY TRANSACTIONS

The Company leases office space from certain stockholders and from entities owned by certain stockholders and employees. Lease payments, net of sublease income, to these entities totaled $901,000, $957,000 and $990,000 in fiscal 1998, 1997 and 1996, respectively.

NOTE 16. COMMITMENTS AND CONTINGENCIES

Lease Commitments. The Company leases certain facilities and equipment under the terms of various noncancellable operating leases, including leases with related parties described in Note 15. Lease terms generally range from two to five years. Additionally, the Company leases certain equipment under operating leases.

Future minimum lease payments under noncancellable operating leases as of February 28, 1998 are as follows:


1999                                             $1,763,000

2000                                              1,343,000

2001                                              1,112,000

2002                                                235,000

2003                                                127,000
------------------------------------------------------------

Total minimum lease payments                     $4,580,000
============================================================

Rent expense charged to operations was $2,137,000, $2,312,000 and $2,224,000 in fiscal 1998, 1997 and 1996, respectively.

Claims and Legal Proceedings. The Company is a party to several legal actions claiming damages in connection with environmental remediation, environmental consulting, and construction projects arising in the normal course of business. Management believes that the outcomes of the legal actions to which it is a party will not, in the aggregate, have a material adverse effect on the results of operations or financial condition of the Company.

The Company's services involve risks of significant liability for environmental and property damage, personal injury, economic loss, and costs assessed by regulatory agencies for which insurance coverage or the contractual provisions may apply. Claims may potentially be asserted against the Company under federal and state statutes, common law, contractual indemnification agreements or otherwise.

SUPPLEMENTAL INFORMATION

PRICE RANGE OF COMMON STOCK (UNAUDITED)

The Company's common stock is traded in the over-the-counter market under the symbol "GZEA" and is included in the National Association of Securities Dealers, Inc. National Market System ("NASDAQ"). The following table sets forth the quarterly range of high and low sale prices per share of the Company's common stock for fiscal year 1998, as reported by NASDAQ.

Fiscal 1998:                                            High            Low
----------------------------------------------------------------------------

First Quarter                                         3 1/16          2 1/2

Second Quarter                                         3 3/4          2 1/2

Third Quarter                                          5 1/4        3 11/16

Fourth Quarter                                         5 1/8          4 3/4

As of May 22, 1998, the Company's common stock was held by 328 holders of record. The Company has never paid cash dividends on its common stock, and does not intend to pay cash dividends in the foreseeable future. The Company currently intends to retain any future earnings to finance growth.


SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Three months ended                             2/28/98    11/30/97     8/31/97    5/31/97
------------------------------------------------------------------------------------------

In thousands except per share amounts

Revenues                                       $15,406    $ 15,900     $15,384    $12,856

Net revenues                                     9,011       9,686       9,565      9,589

Income from continuing operations,
before other income and tax                        157         747         398        508

Net income                                         221         503         280        366

Basic earnings per share                       $   .07    $    .12     $   .07    $   .09

Diluted earnings per share                     $   .06    $    .12     $   .07    $   .09


Three months ended                             2/28/97    11/30/96     8/31/96    5/31/96
------------------------------------------------------------------------------------------

In thousands except per share amounts

Revenues                                       $15,453    $ 15,376     $15,042    $13,469

Net revenues                                     9,527       9,034       9,691      9,959

Income (loss) from continuing operations,
before other income and tax                        676        (720)        275        334

Net income (loss)                                  615        (491)        179        226

Basic and diluted earnings (loss) per share    $   .15    $   (.12)    $   .04    $   .06

CORPORATE INFORMATION

Directors and Executive Officers
Donald T. Goldberg                         Joseph D. Guertin                                  William E. Hadge
Chairman of the Board of Directors         Director                                           Director
                                           Senior Vice President                              Senior Vice President
Andrew P. Pajak                            GZA GeoEnvironmental, Inc.                         GZA GeoEnvironmental, Inc.
Director
President and                              Timothy W. Devitt                                  Lewis Mandell
Chief Executive Officer                    Director                                           Director

Joseph P. Hehir                                                                               Thomas W. Philbin
Chief Financial Officer                                                                       Director
Executive Vice President
                                           Annual Meeting
M. Joseph Celi                             The Annual Meeting of Stockholders will be held    John E. Ayres
Director                                   at 10:00 a.m. on July 14, 1998 at the Sheraton     Executive Vice President
Executive Vice President,                  Needham Hotel, 100 Cabot Street, Needham,
GZA GeoEnvironmental, Inc.                 Massachusetts                                      Richard M. Simon
                                                                                              Secretary
                                           Stockholders Reports                               Executive Vice President
STOCKHOLDER INFORMATION                    A copy of the Company's Annual Report Form 10-K,
                                           as filed with the Securities and Exchange
Independent Accountants                    Commission, may be obtained without charge by      Operations
Coopers & Lybrand L.L.P.                      writing to Investor Relations, GZA                 The Company conducts all its
Boston, Massachusetts                      GeoEnvironmental Technologies, Inc., 320 Needham   operations through its wholly owned
                                           Street, Newton Upper Falls, Massachusetts 02464    subsidiaries GZA GeoEnvironmental,
Counsel                                                                                       Inc. (GZA) and GZA Remediation, Inc.
Foley, Hoag & Eliot LLP                                                                       (GZAR); and through GZA's wholly
Boston, Massachusetts                      Corporate Headquarters                             owned subsidiary GZA Drilling, Inc.;
                                           GZA GeoEnvironmental                               through the Company's affiliate
Registrar and Transfer Agent               Technologies, Inc.                                 Aquaterra Environmental Consultants
American Stock Transfer & Trust Company    320 Needham Street                                 Limited, a joint venture of the
40 Wall Street                             Newton Upper Falls                                 Company and Carl Bro Group (UK) Ltd.;
New York, New York 10005                   Massachusetts 02464                                and through the Company's affiliate
Tel 212/936-5100                           Tel 617/969-0050                                   Goldberg-Zoino Associates of New
                                           Fax 617/969-0715                                   York, P.C. (doing business as GZA
                                                                                              GeoEnvironmental of New York), a New
Common Stock Listing The common stock                                                         York professional service corporation
of GZA GeoEnvironmental Technologies,                                                         wholly owned by officers, directors,
Inc. is traded over the counter in                                                            and stockholders of the Company. The
the NASDAQ national market quotation                                                          Company was incorporated in Delaware
system under the symbol GZEA.                                                                 on May 5, 1989.
