Form 10-K, Exhibit 13
period 1999-02-28
GZA GEOENVIRONMENTAL TECHNOLOGIES INC
filed 1999-05-26
CIK 852004

                                                                    Exhibit 13.1


SUMMARY OF FINANCIAL INFORMATION



Years ended                                                     2/28/99       2/28/98       2/28/97       2/29/96         2/28/95
---------------------------------------------------------------------------------------------------------------------------------
(In thousands except per share amounts)

      STATEMENT OF OPERATIONS DATA:

Net revenues                                                    $40,308       $37,851       $38,211       $40,158        $40,995

Income from continuing operations, before other income and        2,098         1,810           565         1,260          1,179
taxes

Income from continuing operations before taxes                    2,481         2,247           821         1,283          1,272

Income from continuing operations                                 1,509         1,370           529           798            822

Loss from discontinued operations                                    --            --            --           (99)        (2,216)

Net income (loss)                                                 1,509         1,370           529           699         (1,394)


BASIC EARNINGS PER SHARE:

Earnings per share from continuing operations                   $   .42       $   .35       $   .13       $   .21        $   .22

Loss per share from discontinued operations                          --            --            --       $  (.03)       $  (.59)

Basic earnings (loss) per share                                 $   .42       $   .35       $   .13       $   .18        $  (.37)

Basic weighted average shares outstanding                         3,604         3,932         3,929         3,857          3,780


DILUTED EARNINGS PER SHARE:

Earnings per share from continuing operations                   $   .41       $   .34       $   .13       $   .21        $   .22

Loss per share from  discontinued operations                         --            --            --       $  (.03)       $  (.59)

Diluted earnings (loss) per share                               $   .41       $   .34       $   .13       $   .18        $  (.37)

Diluted weighted average shares outstanding                       3,674         3,973         3,929         3,857          3,780


      BALANCE SHEET DATA:

Working capital                                                 $17,551       $17,366       $17,177       $18,175        $16,582

Total assets                                                     35,257        34,221        35,535        37,614         39,111

Long-term debt (less current portion)                                --            --            --         1,860          2,730

Stockholders' equity                                            $24,141       $22,886       $23,257       $22,465        $21,685
